Exhibit 10.64
FIRST AMENDMENT
TO
PURCHASE AND SALE AGREEMENT
     This FIRST AMENDMENT (this “Amendment”) to Purchase and Sale Agreement (the “Purchase and Sale Agreement”), is entered into as of October 6, 2010 (the “Effective Date”), by and among HSRE-CAMPUS CREST IA, LLC, a Delaware limited liability company (“HSRE JV I Member”), HSRE-CAMPUS CREST IIA, LLC, a Delaware limited liability company (“HSRE JV II Member”), HSRE-CAMPUS CREST IIIA, LLC, a Delaware limited liability company (“HSRE JV III Member”) (collectively, “HSRE JV Members” or “Sellers”), HSRE-CAMPUS CREST GP I, LLC, a Delaware limited liability company (“HSRE CC GP I”), CAMPUS CREST COMMUNITIES OPERATING PARTNERSHIP, LP, a Delaware limited partnership (“Purchaser”), THE GROVE STUDENT PROPERTIES, LLC, a North Carolina limited liability company (“CC Manager”), CAMPUS CREST AT SAN MARCOS GP, LLC, a Delaware limited liability company (“CC San Marcos GP”), and CAMPUS CREST COMMUNITIES, INC., a Maryland corporation (“Campus Crest REIT”).
R E C I T A L S:
     A. The Purchase and Sale Agreement was entered into as of March 26, 2010, by and among HSRE JV I Member, HSRE JV II Member, HSRE JV III Member, HSRE CC GP I, Purchaser, CC Manager, CC San Marcos GP and Campus Crest REIT (collectively, the “Parties”); and
     B. The Parties desire to amend the Purchase and Sale Agreement in order to reflect an agreement among the Parties with respect to the (i) the purchase obligations of Purchaser as set forth in the Purchase and Sale Agreement and (ii) repayment obligations of Purchaser and CC Manager with respect to the Unpaid Repayment Amount as set forth in the Purchase and Sale Agreement and the Management Fee Prepayment Agreement, all on the terms and conditions contained herein.
     NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Terms. Except as otherwise specifically set forth in this Amendment, all capitalized terms used herein shall have the meanings set forth in the Purchase and Sale Agreement.
     2. Amendment of JV I Interest. Section 1.a. of the Purchase and Sale Agreement is amended to add the following as a new third sentence:
“The JV I Amendment shall be (A) an Amended and Restated Operating Agreement of JV I and (B) in a form that is substantially similar to the form attached hereto as Exhibit E.”

The form to be attached to the Purchase and Sale Agreement as Exhibit E is attached hereto as Exhibit A.
     3. Amendment of Repayment Obligations of Purchaser and CC Manager. Section 5 of the Purchase and Sale Agreement is deleted in its entirety and replaced by the following:
“5. Agreement to Pay the Unpaid Repayment Amount. Upon the consummation of the IPO, Purchaser and CC Manager shall be released in full by each applicable HSRE JV Member from the obligations of Purchaser and CC Manager with respect to repayment of the Unpaid Repayment Amount in accordance with the terms set forth in the Management Fee Prepayment Agreement and such obligations shall be deemed to be satisfied in full by the consummation of the IPO. In connection with the foregoing, CC Manager and each property owner shall cause the Amendments to the applicable Property Management Agreements to be rendered null and void and of no further effect in accordance with the terms set forth in the Management Fee Prepayment Agreement.”
     4. Amendment of Purchaser’s Obligations under the Purchase and Sale Agreement. A new Section 22 is added to the Purchase and Sale Agreement as follows:
“Section 22. Reduction of Purchaser’s Aggregate Payment Obligations under this Agreement. The aggregate amount of Purchaser’s payment obligations as set forth in this Agreement shall be reduced by $6,000,000 (the “Aggregate Payment Reduction”) upon consummation of the IPO. The allocation of the Aggregate Payment Reduction among the transactions set forth in this Agreement shall be at the sole discretion of the Sellers.”
     5. Confirmation of Purchase and Sale Agreement. Except as set forth herein, the terms and provisions of the Purchase and Sale Agreement are hereby confirmed, ratified and approved in their entirety, and shall continue in full force and effect.
     6. Further Acts. The parties hereto agree to do such further acts and execute, deliver, file and record such further documents and instruments as any of them may deem to be reasonably necessary or advisable to effect and evidence the transactions contemplated by this Amendment.
     7. Effective Date. Each provision of this Amendment shall be effective as of the Effective Date.
     8. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures on following page]

     IN WITNESS WHEREOF, this Agreement is executed on the day and year first above written.

SELLERS:

HSRE-CAMPUS CREST IA, LLC, a				HSRE-CAMPUS CREST IIIA, LLC, a
Delaware limited liability company				Delaware limited liability company

By:	HSREP II Holding, LLC, a Delaware limited liability company, its sole member			By:	HSREP II Holding, LLC, a Delaware limited liability company, its sole member

	By:	HSRE REIT II, a Maryland real estate investment trust, a member			By:	HSRE REIT II, a Maryland real estate investment trust, a member

		By:	/s/ Stephen Gordon			By:	/s/ Stephen Gordon

		Name:	Stephen Gordon			Name:	Stephen Gordon
		Its:	Trustee			Its:	Trustee

HSRE-CAMPUS CREST IIA, LLC, a
Delaware limited liability company

By:	HSREP II Holding, LLC, a Delaware limited liability company, its sole member

	By:	HSRE REIT II, a Maryland real estate investment trust, a member

		By:	/s/ Stephen Gordon

		Name:	Stephen Gordon
		Its:	Trustee

HSRE CC GP I:
HSRE-CAMPUS CREST GP I, LLC, a
Delaware limited liability company

By:	HSRE-Campus Crest I, LLC, a Delaware limited liability company, its sole member

By:	Campus Crest Ventures III, LLC, a Delaware limited liability company, a member

By:	Campus Crest Properties, LLC, a North Carolina limited liability company, its Manager

By:	/s/ Michael S. Hartnett
	Name:	Michael S. Hartnett
Its: Manager

PURCHASER:
CAMPUS CREST COMMUNITIES
OPERATING PARTNERSHIP, LP, a
Delaware limited partnership

By:	Campus Crest Communities GP, LLC, a Delaware limited liability company, its sole general partner

By:	Campus Crest Communities, Inc., a Maryland corporation, its sole member

By:	/s/ Donald L. Bobbitt, Jr.
	Name:	Donald L. Bobbitt, Jr.
Its: Chief Financial Officer

CAMPUS CREST REIT:
CAMPUS CREST COMMUNITIES,
INC., a Maryland corporation

By:	/s/ Donald L. Bobbitt, Jr.
	Name:	Donald L. Bobbitt, Jr.
Its: Chief Financial Officer

CC MANAGER:
THE GROVE STUDENT PROPERTIES, LLC

By:	Campus Crest Group, LLC, a North Carolina limited liability company, its manager

By:	Madeira Group, LLC, a North Carolina limited liability company, its manager

By:	/s/ Michael S. Hartnett
	Name:	Michael S. Harnett
Its: Manager

CC SAN MARCOS GP:
CAMPUS CREST AT SAN MARCOS
GP, LLC, a Delaware limited liability
company

By:	Campus Crest Properties, LLC, a North Carolina limited liability company, its Manager

By:	/s/ Michael S. Hartnett
	Name:	Michael S. Hartnett
Its: Manager

Exhibit A
Amended and Restated Operating Agreement of JV I
(See attached.)

FORM
Amended and Restated
Operating Agreement
of
HSRE-Campus Crest I, LLC
(a Delaware limited liability company)
DATED: AS OF OCTOBER __, 2010

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(continued)

-ii-

(continued)

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(continued)

EXHIBITS:

A. DEFINITIONS
B. UNITED STATES INCOME TAX MATTERS
C. LIST OF REVIEW ITEMS D. INITIAL CAPITAL CONTRIBUTIONS
E. FUNDING CONDITIONS
F. FORM OF DEVELOPMENT AGREEMENT
G. FORM OF PROPERTY MANAGEMENT AGREEMENT
H. NON-COMPETITION AND RIGHT OF FIRST OPPORTUNITY AGREEMENT
I. FORM OF FINANCIAL STATEMENTS
J. FORM OF CONSTRUCTION STATUS REPORTS
K. FORM OF ACQUISITION BUDGET AND DEVELOPMENT BUDGET
L. FORM OF COMPLETION AND COST OVERRUN GUARANTY
M. FORM OF ADDITIONAL PROJECT SCHEDULE
N. FORM OF SERVICES AGREEMENT
O. FORM CONSTRUCTION AGREEMENT

SCHEDULE I:

Schedule of Pool One Projects

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AMENDED AND RESTATED
OPERATING AGREEMENT
OF
HSRE-CAMPUS CREST I, LLC
     This AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) of HSRE-CAMPUS CREST I, LLC, a Delaware limited liability company (the “Company”) is made as of the ___ day of October, 2010, by and between, HSRE-CAMPUS CREST IA, LLC, a Delaware limited liability company (“HSRE”), and CAMPUS CREST VENTURES III, LLC, a Delaware limited liability company (“CAMPUS CREST”).
R E C I T A L S:
     WHEREAS, prior to the execution of this Agreement, the internal affairs of the Company were governed by that certain Operating Agreement of the Company, dated as of November 7, 2008, by and between the Members, as amended by (i) that certain First Amendment to the Operating Agreement of the Company, dated as of November 12, 2009, (ii) that certain Second Amendment to the Operating Agreement of the Company, dated as of March 26, 2010, (iii) that certain Third Amendment to the Operating Agreement of the Company, dated as of September 12, 2010; and (iv) that certain Fourth Amendment to the Operating Agreement of the Company, dated as of October __, 2010 (as amended, the “Original Agreement”);
     WHEREAS, prior to the execution of this Agreement, the Members entered into that certain Purchase and Sale Agreement, dated as of March 26, 2010, by and among the Members and the other parties thereto, pursuant to which HSRE agreed to sell, and Campus Crest agreed to purchase, a 48.8% interest in the Company, such that HSRE shall own a 50.1% interest in the Company and Campus Crest shall own a 49.9% interest in the Company; and
     WHEREAS, in connection with the foregoing, the Members desire to enter into this Agreement in order to amend and restate the Original Agreement in its entirety, all pursuant to the terms and conditions hereinafter set forth.
     NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound hereby agree as follows:
ARTICLE 1
ORGANIZATION
     1.1 Definitions and Construction. Terms used in this Agreement with initial capital letters have the meanings specified in the Recitals to this Agreement, and in Exhibit A attached hereto. Unless the context of this Agreement otherwise clearly requires, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other genders, (c) the words “include”, “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (d) the term “or” has the inclusive meaning represented by the phrase “and/or”, (e) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (f) the terms “day” and “days” mean and refer to calendar day(s) and (g) the terms “year” and “years” mean and refer to calendar year(s). Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, (ii) a particular Law (as hereinafter defined) means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time, and (iii) a specific Section of a Law shall be deemed to refer also to the corresponding provision(s) of succeeding Law. All Section and Exhibit references herein are to Sections and Exhibits of this Agreement, unless otherwise specified. This Agreement shall not be construed as if prepared by one of the parties hereto, but rather according to its fair meaning as a whole, as if all parties hereto had prepared it.
     1.2 Formation. The Company was formed on October 16, 2008, by filing the Certificate with the Delaware Secretary of State pursuant to the Act. The rights and obligations of the Members shall be as provided in the Act except as otherwise expressly provided in this Agreement. The Members agree to execute such certificates or documents and to do such filings and recordings and all other acts, including the filing or recording of any amendments to the Certificate and any assumed name filings in the appropriate offices in the States of Delaware and any other applicable jurisdictions as may be required to comply with applicable law.
     1.3 Name. The name of the Company shall continue to be “HSRE-CAMPUS CREST I, LLC”. The business of the Company will be conducted under such name, as well as any other name or names as the Members may from time to time determine.
     1.4 Members. The Members of the Company are HSRE and Campus Crest. No Additional Member shall be admitted except as otherwise permitted herein.
     1.5 Registered Office and Agent. The Company’s initial registered agent and office in the State of Delaware shall continue to be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The Company may subsequently change its registered office or registered agent in Delaware in accordance with the Act.
     1.6 Principal Office. The Company’s principal office shall continue to be at the offices of Campus Crest located at c/o Campus Crest Group, LLC, 2100 Rexford Road, Suite 414, Charlotte, North Carolina, 28211. The Company’s principal office may be relocated from time to time as the Members may determine.

     1.7 Term. The Company shall continue to be effective from the date the Certificate was filed with the Delaware Secretary of State and will continue until its Dissolution as provided herein.
     1.8 Foreign Qualification. The Company shall make all filings and take such other action to the extent required from time to time to do business or to have any Subsidiaries do business in the jurisdictions where the Properties are located.
ARTICLE 2
PURPOSE AND POWER
     2.1 Principal Purpose. The business and principal purpose of the Company is to, directly or indirectly, develop, redevelop, own, operate, manage, lease, finance and sell or otherwise dispose of the Properties, subject to and in accordance with the terms and conditions set forth in this Agreement.
     2.2 Other Purposes. The Company may engage in activities related or incidental to its principal purpose. In addition, as provided in the Act, the Company is subject to other applicable Laws which govern or limit the conduct of a particular business or activity.
     2.3 Additional Properties. The Members intend, subject to satisfaction of the Funding Conditions, to acquire, develop, redevelop/reposition, operate, manage, lease and sell or otherwise dispose of student housing properties in separate pools, each of which shall be held, directly or indirectly, in a separate limited liability company (each such limited liability company of which the Company is the first, being referred to herein as a “Portfolio Company”). Subject to the satisfaction of the Funding Conditions, the Company shall commence development of student housing properties pursuant to the terms of this Agreement until the Pool Cutoff Date for the Company. The Members hereby agree that subject to satisfaction of the Funding Conditions for each Property (including, without limitation, the Approval by HSRE of the construction schedule for such Property), the initial pool of Properties to be held by the Company shall consist of those Properties set forth on Schedule I attached hereto. After the Pool Cutoff Date for the Company, a second Portfolio Company shall be formed, which shall continue to acquire, develop, redevelop/reposition, operate, manage, lease and sell or otherwise dispose of student housing properties pursuant to the terms of an operating agreement in the form of this Agreement. The second Portfolio Company shall continue to commence construction of student housing properties until the Pool Cutoff Date for the second Portfolio Company. After the Pool Cutoff Date for the second Portfolio Company, the Members may agree to form subsequent Portfolio Companies pursuant to the same provisions and processes outlined in this Section 2.3. Each individual Property acquired by the Company, or by any subsequent Portfolio Company, shall be acquired in each case by a special purpose entity that shall in turn be wholly owned by the Company or subsequent Portfolio Company, unless otherwise agreed to by the Members. Each special purpose entity shall be a limited liability company or limited partnership (i) organized under the laws of the State of Delaware and qualified to transact business in the state in which the particular property is located or (ii) organized under the laws of the state in which the particular property is located, unless the use of an entity formed in another jurisdiction would avoid taxes that would otherwise be incurred by the Company or the subsequent Portfolio Company.
     2.4 Non-Competition and Right of First Opportunity. Prior to the execution of this Agreement, Campus Crest Group, LLC, a North Carolina limited liability company and Affiliate of Campus Crest (“Campus Crest Group”), and Harrison Street Real Estate Capital, LLC, a Delaware limited liability company and Affiliate of HSRE, entered into that certain Non-Competition and Right of First Opportunity Agreement, dated as of November 7, 2008 (the “Non-Competition and Right of First Opportunity Agreement”), under which, among other things, HSRE and/or its Affiliates have the right to provide the equity capital for projects proposed to be acquired or developed by Campus Crest and its Affiliates.
     2.5 Powers. The Company has all of the powers granted to a limited liability company under the Act, as well as all powers necessary or convenient to achieve its purposes and to further its business.
ARTICLE 3
CONTRIBUTIONS BY MEMBERS; FINANCING
     3.1 Initial Contributions. Prior to the date hereof, each Member has made an initial Capital Contribution to the Company in cash or property, set forth opposite such Member’s name on Exhibit D. In addition to the foregoing, subject to the satisfaction of the Funding Conditions for each Property, Campus Crest shall assign, or cause to be assigned, to the applicable Property Owning Subsidiaries of the Company all of its rights, title and interest in and to the lease agreement or purchase and sale agreement for each Property and the limited liability company or limited partnership interest in such Property Owning Subsidiary.
     3.2 Capital Contributions for Acquisition and/or Development of Additional Properties. In the event the Funding Conditions for the acquisition of an Additional Property or development of a Development Project have been satisfied (or waived, in writing, by each Member), then each Member shall be obligated to make Mandatory Capital Contributions in an amount equal to (i) the Mandatory Capital Limit, multiplied by (ii) such Member’s Participating Percentage. Mandatory Capital Contributions shall be funded, pari passu, in proportion to the Members’ respective Participating Percentages. Capital calls for Mandatory Capital Contributions (“Capital Calls”) shall be made by Campus Crest, in writing, pursuant to a written notice setting forth (in addition to other items required under Section 3.4(d) for Development Projects): (i) the general purpose of the Capital Call, (ii) the aggregate dollar amount of the Capital Call, and (iii) the date on which payment shall be due (“Due Date”), which date shall be no less than five (5) days after the date of receipt of notice of such Capital Call. Capital Calls for the acquisition of an Additional Property shall be made following the satisfaction of the Funding Condition for the acquisition of such Property at such time(s) as Campus Crest shall reasonably determine is necessary to close the applicable transaction. Capital Calls relating to Development Projects shall be funded in accordance with Section 3.4 below. For the purposes of confirming each Member’s respective Capital Contribution and Capital Account balances with respect to the acquisition of an Additional Property or the development of a Development Project, the

Members hereby agree to complete and execute an Additional Project Schedule in the form attached hereto as Exhibit M.
     3.3 Pre-Construction Funding for Development Projects, and Pre-Development Costs; Pre-Acquisition Costs for Acquisition Properties.
     (a) Pre-Construction Funding. Prior to the satisfaction of the Funding Conditions for a Development Project, all pre-construction costs and expenditures (“Pre-Development Costs”) shall be funded by Campus Crest or an Affiliate thereof, and HSRE shall not be required to contribute to the Company any portion of such costs. Such Pre-Development Costs shall not be considered a loan or Capital Contribution to the Company by Campus Crest or its Affiliates for any purpose hereunder, and neither Campus Crest nor its Affiliates shall be entitled to reimbursement of such amounts unless and until (i) HSRE has Approved such Development Project and (ii) all Funding Conditions for such Development Project have been satisfied. In the event the Funding Conditions are met, the Pre-Development Costs funded by HSRE and Campus Crest shall be trued up at closing of the construction loan for the Development Project, so that HSRE and Campus Crest each fund such Pre-Development Costs in accordance with their respective Participating Percentages. Within ten (10) days after the Funding Conditions for the Development Project are satisfied (or such other date Approved by HSRE and Campus Crest), Campus Crest shall transfer and assign (or cause to be transferred and assigned) to the Company (or a Subsidiary thereof) one hundred percent (100%) of the ownership interests with respect to the Development Project held by Campus Crest and/or its Affiliates, including, without limitation, any contractual rights with respect to the acquisition, design, construction, development, operation, management and/or leasing of the Development Project (collectively, the “Contributed Property Interests”). In connection with the acquisition of such Contributed Property Interests, the Company or Subsidiary shall assume (or take subject to) those liabilities encumbering the Contributed Property Interests, but only to the extent Approved by the Executive Committee.
     (b) Pre-Acquisition Costs. With regard to proposed acquisitions of Acquisition Properties, prior to the delivery by HSRE to Campus Crest of written notice of the approval of its investment committee of a proposed acquisition (“IC Approval Notice”), all costs and earnest money deposits related to such proposed acquisition (“Pre-Acquisition Costs”) shall be borne and funded by Campus Crest or an Affiliate thereof, and neither HSRE nor the Company shall bear any such Pre-Acquisition Costs, except as provided below. Following the delivery of an IC Approval Notice by HSRE to Campus Crest, which notice shall include a statement that the Pre-Acquisition Due Diligence Budget has been Approved by HSRE, all Pre-Acquisition Costs (including those incurred prior to the delivery of the Approval Notice and included in the Pre-Acquisition Due Diligence Budget) shall be borne fifty percent (50%) by Campus Crest and fifty percent (50%) by HSRE. The Members hereby agree that the expenditure of any Pre-Acquisition Costs in excess of the applicable line item set forth in the Pre-Acquisition Due Diligence Budget shall constitute a Major Decision requiring the Approval of the Executive Committee. In the event HSRE delivers an IC Approval Notice to Campus Crest with respect to a proposed acquisition, and the Company closes on such proposed acquisition, the Pre-Acquisition Costs funded by HSRE and Campus Crest shall be trued up at the closing of such transaction, so that HSRE and Campus Crest each fund such Pre-Acquisition Costs in accordance with their Participating Percentages. In the event HSRE delivers an IC Approval Notice to Campus Crest with respect to a proposed acquisition, and the Company does not close on such proposed acquisition, then the Company shall deliver written notice to the Members that such transaction has been terminated (“Acquisition Termination Notice”), which notice shall include (i) an itemized list of the Pre-Acquisition Costs, and (ii) the amount required to be funded by each Member to cause the Pre-Acquisition Costs to be trued up and borne in accordance with the applicable ratio set forth in this Section 3.3(b) (i.e., 50/50). Each Member shall be obligated to fund as a Mandatory Capital Contribution the amount owed, if any, within four (4) Business Days after the receipt of such Acquisition Termination Notice. Any amount funded in excess of a Member’s share of Pre-Acquisition Costs shall be reimbursed as soon as practicable following delivery of the Acquisition Termination Notice.
     3.4 Funding for a Development Project.
     (a) Timing/Completion Date. The Members shall be obligated to make their respective Mandatory Capital Contributions for a Development Project when and as called by Campus Crest in accordance with Section 3.4(d) and Section 3.4(e).
     (b) In Balance Requirement; Cost Overrun and Completion Guaranty.
     (i) Notwithstanding anything to the contrary contained in this Agreement, HSRE shall not be required to fund a Mandatory Capital Contribution at any time when a Development Project is not “In Balance” (as defined under the Development Agreement) on the Due Date of such Mandatory Capital Contribution as a result of Excess Project Costs for which Developer is responsible to fund pursuant to the Development Agreement. The Developer and/or the Campus Crest Guarantor shall be jointly and severally liable to fund all Cost Overruns (as determined pursuant to and as provided in the Development Agreement and the Completion and Cost Overrun Guaranty Agreement). Any amounts funded by the Developer and/or the Campus Crest Guarantor for Cost Overruns or other amounts under the Development Agreement and other amounts required to be funded by the Developer under the Development Agreement or the Completion and Cost Overrun Guaranty, as the case may be, shall not be reimbursed by the Company to the payor except as provided in the Development Agreement and/or Completion and Cost Overrun Guaranty and shall not be deemed loans to the Company or Capital Contributions for any purpose hereunder (or under the Related Party Agreements).
     (ii) Notwithstanding anything to the contrary contained in this Agreement, in the event that the Developer and/or Campus Crest Guarantor fund any Cost Overruns and the Reimbursement Conditions are satisfied, then Developer and/or Campus Crest Guarantor, as applicable, shall be entitled to a reimbursement from the Company equal to the Reimbursement Amount. For the purposes hereof, the Reimbursement Conditions shall be deemed to be satisfied upon compliance with or satisfaction of the conditions of subsection (1) of the definition of Reimbursement Conditions under the Development Agreement. The payment of the Reimbursement Amount shall be paid to the Developer and/or Campus Crest Guarantor, as applicable, as set forth in Section 4.1(a)(ii).
     (c) Application of Capital Contributions for Development Projects. Each Member authorizes Campus Crest to apply its Mandatory Capital Contribution to the payment of all charges, costs and expenses incurred by the Company in connection with the construction of a Development Project, and the payment of any fees pursuant to the Development Agreement all subject to and in accordance with the Development Budget. Notwithstanding the foregoing, any funding for Cost Overruns shall be applied only to the Cost Overrun which gave rise to the need for such funds.
     (d) Funding Procedures for Development Projects. Subject to Section 3.4(e), which requires a shorter notice and contribution period with respect to emergency situations, not less than five (5) days prior to the Due Date for any Capital Calls for a Development Project, as a condition of the obligation of the Members to fund their respective Mandatory Capital Contributions, Cost Overruns and any Required Amount (as defined herein), Campus Crest shall have delivered to the Members the following documents and materials relating to such disbursements:
     (i) A disbursement request executed by Campus Crest (“Request for Advance”) specifying each Member’s Required Amount. Each Request for Advance shall include: (i) a breakdown of any unfunded Budgeted Project Costs to which said Required Amount relates, (ii) a breakdown of any concurrent application (i.e., any application made within the same construction draw cycle) of net cash receipts of the Company, or of proceeds of the Required Amount to the payment of unfunded Budgeted Project Costs, (iii) a good faith determination of whether the Development Project is on schedule or if not, an estimate of any delays in the schedule, (iv) a good faith projection, based on information then available to Campus Crest, of future Unfunded Excess Project Costs and future unfunded Budgeted Project Costs, as applicable, and (v) a statement by Campus Crest as to whether or not the Development Project is In Balance, including appropriate detail and analysis, and (if the Development Project is not In Balance) setting forth the category and amount of any amount that would need to be made to cause the Development Project to be In Balance.
     (ii) A certification to the Members, as of the date of the applicable request for disbursement, that: (1) the payment which is the subject of the Request for Advance is not inconsistent with, and will be applied in accordance with, the requirements of the Construction Loan; and (2) to the knowledge of Campus Crest, no Event of Default, or condition or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, exists under the terms of this Agreement concerning the Development Project in question or the

Construction Loan (except any default thereunder that would be cured by the application of all or any portion of the funds which are the subject of the Request for Advance in question); and
     (iii) All relevant back-up materials to evidence the expenditures set forth in such draw request, as reasonably requested by the Member, in writing, including, without limitation, timesheets, invoices, disbursements, and any and all other documents required to be delivered to the lender under the Construction Loan as conditions to draws thereunder simultaneously with the delivery of such documents to said lender.
     (e) Emergency Funding. Notwithstanding Section 3.1 which provides that the Due Date for a Capital Call shall not be less than five (5) days after the date of receipt of notice of such Capital Call, if a Request for Advance is for the purpose of funding any amount necessary to prevent or ameliorate an emergency that will result in substantial damage to the Development Project or bodily injury to any Person at or about the Development Project as reasonably determined by Campus Crest, then each Member will be required to fund its Required Amount immediately upon receipt of the applicable disbursement request or Capital Call notice.
     3.5 Construction Loans/Acquisition Loans. Campus Crest shall be responsible for obtaining, on behalf of the Company and/or the applicable Subsidiary, a Construction Loan for each Development Project or an Acquisition Loan for each Property to be acquired by the Company for a minimum amount of eighty percent (80%) of the total construction costs (including hard and soft costs, acquisition costs and due diligence expenses) in the case of a Development Project or eighty percent (80%) of the total acquisition costs (including due diligence expenses) in the case of an Acquisition Property to be acquired by the Company, as the case may be. Each Construction Loan or Acquisition Loan and any agreements and documents pertaining thereto shall be subject to the Approval of HSRE. In the event Campus Crest is unable to obtain a non-recourse Construction Loan or Acquisition Loan with the foregoing terms, Campus Crest shall, subject to the Approval of HSRE (which consent may not be unreasonably conditioned, delayed or withheld), cause Campus Crest to guaranty repayment of such loan and/or any other obligations imposed by the lender.
     3.6 Failure to Fund Required Amount.
     (a) Failure to Fund. If any Member (a “Defaulting Member”) fails to fund, in full, any amount required to be funded pursuant to Sections 3.2, 3.3 and 3.4(a) hereof (each, a “Required Amount”), by the required Due Date, any Member that has fully funded its Required Amount (the “Contributing Member”) by the required Due Date shall have the right, but shall not be obligated, to fund the Defaulting Member’s Required Amount that was not funded (the “Default Amount”), and shall have the right to exercise remedies, as set forth below.
     (b) Member Loans. The Contributing Member may fund all or any portion of the Default Amount as a “Member Loan,” which shall be treated as loaned by the

Contributing Member to the Defaulting Member, and in turn, contributed by the Defaulting Member to the Company. Any such Member Loan shall bear interest at an annual rate of which is the higher of (i) fourteen percent (14%) per annum or (ii) five hundred (500) basis points over the Prime Rate, adjusting when and as the Prime Rate adjusts. Until such time as a Member Loan has been repaid in full by the Defaulting Member, all Distributions pursuant to this Agreement that would otherwise be paid to the Defaulting Member shall instead be paid directly to the Contributing Member. The amount paid to the Contributing Member pursuant to the preceding sentence shall be deemed to have first been distributed by the Company to the Defaulting Member pursuant to this Agreement, and then paid by the Defaulting Member to the Contributing Member, and shall be applied first against accrued but unpaid interest owing with respect to the Member Loan and then in reduction of the principal balance thereof. Each Member Loan shall be due and payable in full upon the earlier of one (1) year from the date advanced or the dissolution of the Company.
     (c) Security for Member Loan. Until such time as a Member Loan has been repaid in full by the Defaulting Member, all Distributions pursuant to this Agreement that would otherwise be paid to the Defaulting Member shall instead be paid directly to the Contributing Member. Such amounts shall be deemed distributed by the Company to the Defaulting Member pursuant to this Agreement and then paid by the Defaulting Member to the Contributing Member and shall be applied first against accrued but unpaid interest owing with respect to the Member Loan and then in reduction of the principal balance thereof. In order to secure the repayment of any and all Member Loans made on behalf of a Defaulting Member, the Defaulting Member hereby grants a security interest in favor of the Contributing Member in and to all Distributions (including, without limitation, liquidation proceeds and any other cash proceeds and interest and principal on any loans made to the Company by the Defaulting Member) to which the Defaulting Member may be entitled under this Agreement, and hereby irrevocably appoints the Contributing Member, and any of the Contributing Member’s representatives, agents, officers or employees, as such Defaulting Member’s attorney(s)-in-fact, with full power to prepare, execute, acknowledge, and deliver, as applicable, all documents, instruments, and/or agreements memorializing and/or securing such Member Loan(s), including, without limitation, such Uniform Commercial Code financing and continuation statements, mortgages, pledge agreements and other security instruments as may be reasonably appropriate to perfect and continue the security interest in favor of such Contributing Member. Upon repayment in full of the Member Loan, any and all documents evidencing such security interest may be discharged or terminated without any action on the part of such Contributing Member or such Contributing Member’s representatives, agents, officers or employees.
     (d) Maturity of Member Loan. If, upon the maturity of a Member Loan (taking into account any agreed upon extensions thereof), any principal thereof and/or accrued interest thereon remains outstanding, then the Contributing Member may elect any one (1) of the following options: (A) to renew such Member Loan pursuant to the terms and provisions of Section 3.6(b), (B) to institute legal (or other) proceedings against the Defaulting Member for repayment of such loan which may include, without limitation, foreclosing against the security interest granted above, or (C) to contribute all or any portion of such outstanding principal of, and accrued interest on, such Member Loan (or portion thereof) to the capital of the Company in the manner described in Section 3.6(e) below in satisfaction of such Member Loan. If (C) is elected, (i) the Defaulting Member shall be deemed to have received a Distribution equal to the amount of the outstanding principal amount of the Member Loan so contributed (plus the accrued and unpaid interest thereon), (ii) the Capital Account and the unreturned Capital Contributions of the Defaulting Member shall be reduced by such amount, (iii) the Defaulting Member shall then be deemed to have repaid the outstanding principal of such Member Loan (plus the accrued and unpaid interest thereon), and (iv) the Capital Account and the Capital Contributions of the Contributing Member shall be increased by the amount of the Member Loan (plus the accrued and unpaid interest thereon). Failure of the Contributing Member to give written notice to the Non-Contributing Member within thirty (30) days after maturity shall be deemed to constitute an election to renew such Member Loan for an additional term of one hundred eighty (180) days on the terms set forth herein.
     (e) Capital Contribution of Default Amount/Dilution. Instead of making a Member Loan, the Contributing Member may fund all or any portion of the Default Amount as a Capital Contribution. Upon any such contribution by the Contributing Member, (i) the Participating Percentage of the Defaulting Member shall be decreased by the Dilution Percentage, and (ii) the Participating Percentage of the Contributing Member shall be increased by the reduction in the Dilution Percentage of the Defaulting Member. The “Dilution Percentage” shall equal the amount expressed in percentage points calculated based upon the following formula: Dilution Percentage = 110% x the quotient of (x) the Default Amount divided by (y) the total unreturned Capital Contributions of all Members (including the Default Amount contributed by the Contributing Member). The respective percentage interest of the Defaulting Member in each level of priority distributions under Section 4.1 shall be adjusted in the same proportion as the adjustment made to the Member’s respective Participating Percentage. Any adjustments to the Participating Percentages pursuant to this Section 3.6(e) shall be rounded to the nearest one one-hundredth of one percentage point (.01%). To illustrate, if (i) the Participating Percentages and unreturned Capital Contributions of HSRE and Campus Crest were 90% and 9,000, and 10% and $1,000, respectively, (ii) a Mandatory Contribution of $100 was required to be made by the Members on a 90/10 basis, (iii) Campus Crest failed to fund its $10 share, and (ii) HSRE funded its 90% share (i.e., $90) as well as Campus Crest’s 10% share (i.e., $10), then the Dilution Percentage would be 0.11% (i.e., 110% x 10/10,100), and the Participating Percentage of Campus Crest would be reduced from 10% to 9.89%, while the Participating Percentage of HSRE would be increased from 90% to 90.11%. In addition, the unreturned Capital Contributions of each Member would be deemed to be equal to its revised Participating Percentage, multiplied by the total unreturned Capital Contributions of the Members.
     (f) Member Default. In addition, in the event a Contributing Member elects not to fund the Default Amount as a Member Loan, the Default Amount shall bear interest at the same rate that would apply in the case of a Member Loan until paid, and the Company shall withhold and offset any Distributions that would otherwise be made to the Defaulting Member against the Default Amounts and accrued interest thereon, until the Default Amount plus all accrued and unpaid interest thereon has been paid. The failure of Campus Crest or HSRE to fund its required share of any Required Amount, in full, by the required Due Date shall constitute a Campus Crest Triggering Event or HSRE Triggering Event, respectively, as provided in Section 6.1(a) and Section 6.3(a), respectively, unless such default is cured within the time periods provided therein, and shall be subject to the remedies set forth in Article 6.
     (g) Enforceability of Provisions. THE MEMBERS ACKNOWLEDGE AND AGREE THAT, UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE HEREOF, THE REMEDIES PROVIDED FOR IN THIS SECTION 3.6 ARE FAIR AND REASONABLE AND DO NOT CONSTITUTE A FORFEITURE OR PENALTY. THE MEMBERS FURTHER ACKNOWLEDGE AND AGREE THAT THEY HAVE BEEN PROVIDED WITH THE OPPORTUNITY TO CONSULT WITH INDEPENDENT COUNSEL WITH RESPECT TO THE PROVISIONS OF THIS SECTION 3.6 AND AGREE AND COVENANT NOT TO CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY SUCH REMEDY AS A PENALTY, FORFEITURE OR OTHERWISE IN ANY COURT OF LAW OR EQUITY AND/OR ARBITRATION (OR OTHERWISE).
     3.7 Operating Deficits; Necessary Cost Loans and Necessary Cost Capital Contributions.
     (a) The Members hereby agree that notwithstanding anything in this Agreement to the contrary, if either Campus Crest or HSRE reasonably determines that the available funds of the Company (including unfunded Mandatory Capital Contributions) are insufficient to pay any Necessary Costs (as hereinafter defined) and such deficiency is not caused by a Member failing to make a Mandatory Capital Contribution, such Member (the “Funding Member”) shall have the right, but not the obligation, to make an Necessary Cost Capital Contribution to the Company (“Necessary Cost Capital Contribution”) in an amount sufficient to pay such Necessary Costs without the Approval of any other Member; provided, however, that nothing contained in this Section 3.7 shall entitle any Member or the Campus Crest Guarantor to make Necessary Cost Capital Contributions in lieu of their respective obligations to fund any Required Amount, including without limitations, Cost Overruns under this Agreement, the Development Agreement or the Completion and Cost Overrun Guaranty. Any Member making a Necessary Cost Capital Contribution shall give ten (10) days written notice (“Necessary Contribution Notice”) to the other Members prior to each Necessary Cost Capital Contribution, unless immediate funding is necessary to prevent or ameliorate an emergency that will result in substantial damage to the Development Project and/or Property or bodily injury to any Person at or about the Development Project and/or Property as reasonably determined by the Funding Member, in which case the Funding Member shall give such notice to the other Members promptly following such Necessary Cost Capital Contribution. Each Necessary Contribution Notice shall set forth the amount of any Necessary Cost Capital Contribution, the due date such

Necessary Cost Capital Contribution was made (or the date made in the case of an emergency funding), and the purpose of such Necessary Cost Capital Contribution.
     (b) Within ten (10) days after receipt of the Necessary Contribution Notice, the Member not initiating the Necessary Cost Capital Contribution (i.e., Campus Crest or HSRE, as the case may be) (the “Non-Funding Member”) shall have the right, but not the obligation, to fund an amount up to its Participating Percentage of the Necessary Cost Capital Contribution.
     (c) If the Non-Funding Member funds any portion of such amount within ten (10) days after receipt of the Necessary Contribution Notice, then (i) such funded amount shall be distributed to the Funding Member if the Funding Member funds more than its Participating Percentage of the total amount funded by both Members, and (ii) the amounts funded by both Members (reduced by any amount reimbursed to the Funding Member under Section 3.7(c)(i)) shall be treated as Capital Contributions, subject to Section 3.7(d) below.
     (d) In the event a Non-Funding Member does not fully fund its Participating Percentage of the Necessary Cost Capital Contribution within ten (10) days from the date of the Necessary Contribution Notice, then that portion of the Funding Member’s Necessary Cost Capital Contribution constituting the Excess Amount (as defined below) shall constitute a loan to the Company (“Necessary Cost Loan”), which loan shall bear interest at an annual rate which is the higher of (i) fourteen percent (14%) per annum and (ii) five hundred (500) basis points over the Prime Rate, adjusting when and as the Prime Rate adjusts, and shall be repaid prior to any Distributions under Article 4 or Article 12. For purposes hereof, the “Excess Amount” shall mean (i) the total Necessary Cost Capital Contribution funded by the Funding Member (reduced by any amount reimbursed to the Funding Member under Section 3.7(c)(i)), minus (i) the Equity Portion. The Equity Portion means (i) the quotient of (x) the amount (if any) funded by the Non-Funding Member, divided by (y) the Participating Percentage of the Non-Funding Member, multiplied by (ii) the Participating Percentage of the Funding Member. To illustrate, if the Participating Percentages of HSRE and Campus Crest were ninety percent (90%) and ten percent (10%), respectively, and HSRE funded a Necessary Cost Capital Contribution of $100 and Campus Crest timely funded only $5, then (x) such $5 would be distributed to HSRE under Section 3.7(c)(i), (y) the $5 funded by Campus Crest would constitute a Necessary Cost Capital Contribution, and (z) $45 of the amount funded by HSRE would be treated as an Necessary Cost Capital Contribution. The remaining $50 funded by HSRE would be treated as a Necessary Cost Loan.
     (e) For purposes hereof, the term “Necessary Costs” shall mean any amount in excess of the costs required to be funded under Sections 3.2, 3.3, and 3.4 hereof, including without limitation, an expenditure which a Member reasonably determines in good faith to be needed to preserve the physical integrity, safety and value of a Property, including, without limitation, an expenditure which a Member, in good faith, determines to be necessary to (i) to address health or safety concerns of Tenants, (ii) to pay maintenance, taxes or insurance on a Property, (iii) to pay, or discharge any liens or encumbrances on the Project other than loans or encumbrances that are not otherwise in default, or create a default, under a Construction Loan, and/or (iv) to cure or otherwise avoid any default occurring under any agreement entered into by the Company or which would otherwise be binding upon the Properties in any respect (including, without limitation, any construction or loan documents, Leases, management agreements or other agreements binding upon the foregoing parties); provided, however, that in no event shall the payment of any fees to a Member or its Affiliate be deemed a Necessary Cost.
     3.8 Obligations of Campus Crest Guarantor. The Campus Crest Guarantor shall have the obligation to guarantee the completion of a Development Project and Cost Overruns with respect to a Development Project as set forth in the Completion and Cost Overrun Guaranty Agreement attached hereto and incorporated herein by reference as Exhibit L.
     3.9 Organizational Legal Expenses. In the event the Funding Conditions are satisfied, the Company will pay the legal expenses incurred by HSRE and Campus Crest with respect to negotiation and preparation of this Agreement, including, without limitation, any documents attached as exhibits hereto up to a cap of $85,000 for the legal expenses owed to HSRE’s counsel and $27,500 for the legal expenses owed to Campus Crest’s counsel (including local counsel retained by Campus Crest); provided, however, that in the event either Member’s legal costs shall exceed the cap, but the other Member’s legal fees are below its applicable cap, then the Company shall pay the portion of the Member’s legal expenses in excess of the cap up to the aggregate of the caps of both Members. Except as provided above, any legal expenses in excess of a Member’s respective cap shall be borne by the Member whose counsel exceeded the cap. In the event the Funding Conditions are not satisfied, then each Member shall be liable for its own legal expenses related to the Properties and this Agreement. The Company shall pay any and all legal, accounting, loan, brokers and similar fees and expenses incurred in connection with the closing of the purchase, lease and financing of the Properties and shall allocate such costs among the Properties as determined by the Members.
     3.10 Statesboro Construction Loan/DSCR.
     (a) Year 1 DSCR. The PrivateBank and Trust Company (the “Statesboro Lender”), the lender of the construction loan (the “Statesboro Loan”) for the Development Project located in Statesboro, Georgia (the “Statesboro Property”), has required a debt service covenant pursuant to Section 7.26 of the Construction Loan Agreement (the “Statesboro Loan Agreement”) between the Statesboro Lender and Campus Crest at Statesboro, LLC, the Property Owning Subsidiary that owns the Statesboro Property (the “Statesboro Owner”). Under this covenant, on August 15, 2010, the Statesboro Property must achieve a Projected Debt Service Coverage Ratio (as defined in the Statesboro Loan Agreement) of not less than 1.00 to 1.00; provided, however, that the definition of Debt Service (as defined in the Statesboro Loan Agreement) for purposes of Section 7.26 of the Statesboro Loan Agreement only shall mean during any Quarter (as defined in the Statesboro Loan Agreement), the actual interest payments on the Statesboro Loan that are due and payable during such Quarter (the “Year 1 DSCR”).

     (b) Failure of the Statesboro Property to Comply with Year 1 DSCR/Campus Crest Funding Obligation. In the event the Statesboro Property fails to comply with the Year 1 DSCR, then Campus Crest shall be obligated to fund one hundred percent (100%) of any pay-down of the Statesboro Loan and/or other amounts offered as a solution by the Statesboro Lender (including, without limitation, posting of letters of credit) to cure the default, if any, resulting from such failure to comply with the Year 1 DSCR (any such amount, the “Pay-Down Amount”). In addition, Campus Crest shall also be obligated to fund one hundred percent (100%) of all other amounts owed under the Statesboro Loan Agreement or other related loan documents and associated expenses of the Company, the Statesboro Owner and HSRE as a result of the failure to comply with the Year 1 DSCR (collectively, the “Other Amounts”). The obligation of Campus Crest to fund the Pay-Down Amount and the Other Amounts shall be a “Required Amount” under this Agreement, and the failure to fund any Pay-Down Amount or any Other Amounts shall be a Campus Crest Triggering Event under Section 6.1(e) of this Agreement. Campus Crest and the Campus Crest Guarantor shall be jointly and severally liable to fund the Pay-Down Amount and Other Amounts.
     (c) Treatment of Campus Crest Funding of the Pay-Down Amount and the Other Amounts. To the extent Campus Crest funds any Pay-Down Amount pursuant to this Section 3.10, such funding shall be treated as a direct capital contribution by Campus Crest of preferred equity (the “CC Preferred Equity”) to the Statesboro Owner. The return to be paid to Campus Crest on the CC Preferred Equity shall be equal to the non-default interest rate on the Statesboro Loan and the CC Preferred Equity shall not have a stated maturity date. The return component of the CC Preferred Equity shall be paid by the Statesboro Owner to Campus Crest first, prior to any distributions of Net Cash Flow to the Company, and the capital contribution component of the CC Preferred Equity shall be repaid by the Statesboro Owner to Campus Crest only out of the Capital Proceeds derived by the Statesboro Owner from the sale or refinancing of the Statesboro Property or from the receipt by the Statesboro Owner of the Earn-Out Proceeds (as defined in the Statesboro Loan Agreement) pursuant to Section 3.9 of the Statesboro Loan Agreement, first, after all amounts owed to other lenders and third parties (other than the Members or their Affiliates) have been paid. Campus Crest shall receive no capital account credit or any distribution or reimbursement right for the Other Amounts funded. Campus Crest and HSRE hereby agree to enter into and execute any and all documentation the parties reasonably determine to be necessary to properly memorialize the funding of the CC Preferred Equity under this clause (c), including, without limitation, an amendment to the operating agreement of the Statesboro Owner, if necessary.
     (d) Failure of Campus Crest to Fund the Pay-Down Amount and/or the Other Amounts. In the event Campus Crest fails to fund any portion of any Pay-Down Amount or any Other Amounts when due (after written notice from HSRE or the Company and a ten (10) day cure period for Campus Crest to make any such payment), then HSRE shall have the right to fund any portion of such Pay-Down Amount and/or Other Amounts, in accordance with this clause (d), in the following manner (it being agreed that in the event the solution offered by the Statesboro Lender involves any HSRE guaranty of the Statesboro Loan, HSRE shall be deemed to have funded any portion of the Statesboro Loan it has guaranteed for proposes of this Agreement including this clause (d)):
     (i) HSRE can elect to fund such amount as a “Member Loan” from HSRE to Campus Crest pursuant to Section 3.6(b) of this Agreement, except that the interest rate shall be equal to twenty percent (20%) per annum. Such loan and accrued interest shall be repaid out of distributions that would otherwise be made to Campus Crest under this Agreement; or
     (ii) HSRE can elect to fund such amount as a preferred equity investment (the “HSRE Preferred Equity”) in the Company (at the same interest rate as a Necessary Cost Loan pursuant to Section 3.7(d) of this Agreement), and cause Campus Crest’s Capital Account to be reduced and HSRE’s Capital Account to be increased, on a corresponding dollar-for-dollar basis equal to the HSRE Preferred Equity funded (and the Participating Percentage and the respective percentage interest of Campus Crest in each level of priority distributions under Section 4.1 of this Agreement shall be adjusted in the same proportion as the adjustment made to Campus Crest’s Participating Percentage). To illustrate, if HSRE’s and Campus Crest’s total Capital Contributions to the Company were $27,000,000 and $3,000,000, respectively (i.e., 90/10 percentages), and the required Pay-Down Amount was $1,000,000 and Campus Crest failed to fund such amount, then HSRE would have the right to (i) fund the $1,000,000 as a Member Loan to Campus Crest (at an interest rate of 20% per annum), or (ii) fund the $1,000,000 as HSRE Preferred Equity, and cause the Capital Accounts to be adjusted accordingly (resulting in HSRE’s Capital Account being $28,000,000 and Campus Crest’s Capital Account being $2,000,000). HSRE’s and Campus Crest’s Participating Percentages would also be adjusted accordingly, to 93.33% and 6.67%, respectively. Campus Crest’s percentage in each level of priority distributions under Section 4.1 of this Agreement would also be reduced proportionately (i.e., by 33%, the same percentage reduction as the reduction in its Participating Percentage).
     (iii) In the Event HSRE elects to make a HSRE Preferred Equity contribution under clause (d)(ii) above, then Campus Crest shall have the right, within thirty days (30) from the date HSRE notifies Campus Crest in writing that HSRE has made the HSRE Preferred Equity contribution, to cure its default by funding the amount necessary to repay to HSRE the accrued and unpaid return on, and the return of, the HSRE Preferred Equity. If Campus Crest cures in this manner, Campus Crest’s Capital Account shall be increased by 50% of the amount funded by Campus Crest and HSRE’s Capital Account shall be decreased, on a corresponding dollar-for-dollar basis by 50% of the amount funded by Campus Crest under this clause (d)(iii) (and the Participating Percentage and the respective percentage interest of Campus Crest and HSRE in each level of priority distributions under Section 4.1 shall be adjusted in the same proportion as the adjustment made to their respective Participating Percentage under this clause (d)(iii)).

     (e) In the event the Statesboro Property fails to comply with the Year 1 DSCR and the Statesboro Lender does not permit the Company or the Statesboro Owner to pay down the Statesboro Loan to cure such default and or Campus Crest or HSRE elects not to fund the Pay-Down Amount and/or Other Amounts, resulting in a partial or complete loss of the Statesboro Property by the Company (whether through foreclosure or otherwise), then the amount of HSRE’s unreturned Capital Contributions in the Statesboro Property will be treated as a Member Loan by HSRE to Campus Crest, secured by Campus Crest’s rights to distributions from the Company.
     (f) In the event the Statesboro Property fails to comply with the Year 1 DSCR and the Statesboro Lender does not permit the Company or the Statesboro Owner to pay down the Statesboro Loan to cure such default and/or Campus Crest or HSRE elects not to fund the Pay-Down Amount and/or Other Amounts, and the Statesboro Lender does not foreclose, but the Statesboro Loan terms are modified in a manner which results in an economic loss to HSRE (including without limitation, an increase in interest rate, sweep of cash flow to pay down principal or issuance of a membership interest or right to cash flow to the Statesboro Lender), then any such economic loss suffered by HSRE shall be treated as a Member Loan from HSRE to Campus Crest, secured by Campus Crest’s rights to distributions from the Company.
ARTICLE 4
DISTRIBUTIONS TO MEMBERS
     4.1 Distribution of Net Cash Flow.
     (a) Operating Cash Flow, if any, shall be applied and distributed on a quarterly basis in the following order of priority:
     (i) First, to the Members in proportion to and to the extent of the outstanding principal amount of, and any accrued but unpaid interest on, any Necessary Cost Loans made by the Members pursuant to Section 3.7 (interest on such loans being paid prior to principal);
     (ii) Second, to the Developer and the Campus Crest Guarantor, as applicable, to the extent of the Reimbursement Amount, if any, as set forth in Section 3.4(b)(ii); and
     (iii) Thereafter, the balance, to the Members, pro rata, in proportion to and in accordance with their respective Participating Percentages.
     (b) Capital Proceeds, if any, shall be applied and distributed in the following order of priority:
     (i) First, to the Members in proportion to and to the extent of the outstanding principal amount of, and any accrued but unpaid interest on, any

Necessary Cost Loans made by the Members pursuant to Section 3.7 (interest on such loans being paid prior to principal);
     (ii) Second, to the Members, pro rata, in proportion to and to the extent of the Net Invested Capital balances of such Member; and
     (iii) Thereafter, the balance, to the Members, pro rata, in proportion to and in accordance with their respective Participating Percentages.
     4.2 Timing of Distributions/Prohibition against Reinvesting Proceeds. Operating Cash Flow shall be distributed to the Members within fifteen (15) days following the close of each calendar quarter, and any Capital Proceeds shall be distributed within thirty (30) days after receipt thereof, unless otherwise Approved by the Executive Committee. Any Operating Cash Flow and Capital Proceeds with respect to a particular Property shall not be reinvested, contributed to any other Subsidiary, or used or reserved for payment of any costs or expenses relating to any Property other than the Property which generated such Operating Cash Flow or Capital Proceeds without the Approval of the Executive Committee. The foregoing priorities of application of Net Cash Flow are for the benefit of the Members only and not for the benefit of any third party or creditor of the Company or of any Member, and neither the Company nor any Member shall be liable or responsible to any third party or creditor of the Company or of any Member for any deviation from such priorities.
     4.3 Withholding. If required by either (i) the Code or (ii) by the laws of any State or local government of the United States, the Company and each of its Subsidiaries will withhold any required amount from Distributions to a Member or Distributions to the Company or a Subsidiary, as the case may be, for payment to the appropriate taxing authority. Any amount so withheld from either Member will be treated as a Distribution by the Company to such Member. Each Member agrees to timely file any agreement that is required by any taxing authority in order to avoid any withholding obligation that would otherwise be imposed on the Company.
     4.4 Clawback. If upon the sale or other disposition of each Property (or upon the disposition of HSRE’s interest in any such Property, pursuant to Article 9 hereof or otherwise), HSRE has not received Distributions in an amount which results in HSRE receiving an 11% Internal Rate of Return with respect to HSRE’s Capital Contributions made with respect to such Property and all previously sold or disposed of Properties (not taking into account any loans made to the Company or either Member by HSRE or Campus Crest and interest and principal payments received by the Member thereon, including, without limitation, Necessary Cost Loans (the amount of the shortfall shall be referred to herein as the “Distribution Shortfall”)), then Campus Crest shall be obligated to contribute to the Company the lesser of: (i) the aggregate amount of Distributions received by Campus Crest at any time, and (ii) the Distribution Shortfall. Any such payment required by Campus Crest shall be made promptly with three (3) business days following the applicable Distribution (including, Operating Cash Flow, if necessary) and such payment obligation of Campus Crest shall be added to the Campus Crest Required Amount for all purposes hereunder. Any amount contributed to the Company by Campus Crest under this Section 4.4 shall be immediately distributed to HSRE and shall not be treated as a Capital Contribution or loan by Campus Crest hereunder; provided however, HSRE shall have the right to cause the Company to (A) offset the amount of such required payment by Campus Crest against the Distribution which would otherwise be made to Campus Crest and (B) distribute directly such amount to HSRE.
     4.5 Other Compensation. Except as otherwise expressly provided in this Agreement and in the Property Management Agreement, the Construction Agreement or the Development Agreement, or with the written Approval of all Members, no Member or Affiliate of a Member will be entitled to any salary or other form of compensation for services rendered to the Company.
ARTICLE 5
MANAGEMENT
     5.1 Management of Company Affairs.
     (a) General. Subject to the provisions of this Agreement, the Members shall be responsible for the management of the Company’s business and affairs. Except as otherwise provided herein, any action taken by HSRE or Campus Crest in accordance with the terms of this Agreement shall constitute the act of and serve to bind the Company. Subject to the limitations set forth herein, Campus Crest shall be responsible for the day-to-day management of the Company’s business and affairs, shall be entitled to execute agreements on behalf of the Company that will serve to bind the Company and shall devote such time and effort to the Company as is appropriate in light of all facts and circumstances; provided, however, that notwithstanding any other provision hereof, all decisions and actions described in Section 5.2 shall require the Approval of the Executive Committee. In addition, notwithstanding Section 5.5 and the limitations of the Annual Business Plan and Annual Operating Budget for the Properties, Campus Crest shall have the authority at any time or from time to time in an emergency situation to take any action on behalf of the Company without obtaining the prior Approval of any Member if such action is, in Campus Crest’s reasonable judgment, necessary or advisable to preserve or protect the assets of the Company from imminent physical damage or to prevent injury to any Person. Neither Campus Crest nor HSRE shall be liable to the Company or any Member for any act or omission performed or omitted pursuant to authority granted by this Agreement; provided that such limitation of liability shall not apply to the extent the act or omission was attributable to fraud, gross negligence, or willful misconduct.
     (b) Responsibilities of Campus Crest. Without limiting the generality of Section 5.1(a) above, the responsibilities of Campus Crest shall include, but are not limited to, all of the following:
     (i) oversee the performance of the TRS, Developer, General Contractor and the Property Manager in the performance of their respective responsibilities under the Development Agreements, Construction Agreements and Property Management Agreements;

     (ii) use reasonable efforts to satisfy the Funding Conditions for the acquisition and development of each Property;
     (iii) sourcing and securing the potential acquisition of Properties and Development Projects;
     (iv) oversee the development of a Development Project and negotiate and administer, on behalf of the Company, all contracts of the Company and its Subsidiaries;
     (v) liase with local authorities on matters relating to the Properties;
     (vi) implement all Major Decisions Approved by the Executive Committee;
     (vii) supervise the operation of the Properties in a prudent manner and establish appropriate marketing programs for the Properties, subject to the Annual Business Plan and Operating Budget;
     (viii) establish and maintain a sound financial accounting system for the Company and each of its Subsidiaries;
     (ix) institute and maintain adequate internal fiscal controls for the Company, its Subsidiaries and each Property through commonly accepted budgeting, accounting procedures and timely financial reporting in a manner consistent with the Annual Business Plan and Annual Operating Budget;
     (x) cause the TRS and Property Manager to conform the operations of each Property to and comply with all applicable Laws (including those pertaining to licensing and customs); and take all steps necessary to ensure that all licenses and certificates necessary to operate each Property is maintained at all times, without interruption;
     (xi) cause the Property Manager to, consistent with the terms of the Leases and prudent practices, endeavor to maintain the Properties as a reasonably safe and secure environment, promptly notify the Company and HSRE of any security risks or issues related to any Property that become known to Campus Crest, and attempt to rectify or remedy promptly such risks or issues to the extent Company funds are available for such purpose; and
     (xii) with respect to each Development Project, during the final thirty (30) days of each construction warranty, whether or not falling within the term of the Development Agreement and notwithstanding the expiration of the term of the Development Agreement, use commercially reasonable efforts to cause the General Contractor (and if appropriate, the Architect or another consultant) to conduct an inspection of all systems, components and other work covered by such construction warranty period, so as to identify and file any and all potential claims thereunder.
     (c) Material Change in Control. If a Campus Crest Material Change in Control (as defined below) occurs, Campus Crest shall send Notice thereof to HSRE within ten (10) days after such occurrence (the failure to send such Notice being a material breach of this Agreement). In the event of a Campus Crest Material Change in Control, HSRE shall have the right as of the date which is thirty (30) days after the date of the Campus Crest Material Change in Control (the “Campus Crest Change in Control Effective Date”) to pursue any of the remedies set forth in Section 6.2; provided, however, if a Campus Crest Material Change in Control occurs under clause (B) below and HSRE Approves such Campus Crest Material Change in Control prior to the Campus Crest Change in Control Effective Date, no Campus Crest Triggering Event shall be deemed to have occurred. For purposes of this Agreement, a Campus Crest Material Change in Control shall be deemed to have occurred only if there is a change in Control of any one or more of the following entities: (A) Campus Crest, (B) Campus Crest Properties, LLC, a North Carolina limited liablity company, (C) Campus Crest Group, (D) the Campus Crest Guarantor and/or (E) Campus Crest Communities, Inc., a Maryland corporation.
     (d) Related Party Matters. Campus Crest shall not employ, or permit any other Person to employ any funds or assets of the Company in any manner other than for the exclusive benefit of the Company. Except as Approved by the Executive Committee, the Company shall not pay fees or any other amounts to Campus Crest or any Affiliate as consideration for the performance of its duties as such. Campus Crest may designate one or more of its Affiliates, agents or employees to carry out its duties and responsibilities, provided, however, such delegation shall in no manner diminish (or be deemed to diminish), or relieve (or be deemed to relieve) Campus Crest of any obligations of Campus Crest hereunder. Each Member shall have the right to submit a proposal to the Company and the other Members to provide services that would otherwise be provided for the Company by a third party. However, except for the Property Management Agreement, Construction Agreement and the Development Agreement, no Member (or its Affiliates) shall receive any fees or compensation from the Company (or any Subsidiary) (including, without limitation, for the performance of any services relating to the development, operation, renovation, maintenance, sale, financing, or refinancing of the Properties), unless the terms and documentation with respect to such services have been Approved in advance by HSRE and Campus Crest. With respect to any Related Party Agreement (as defined below), the Member who is not a party to such Related Party Agreement (or whose Affiliate is not a party to such Related Party Agreement) shall have the unilateral right to exercise and enforce any and all of the Company’s rights under such Related Party Agreement. For purposes hereof, the term “Related Party Agreement” shall mean any contract or agreement between the Company (or a Subsidiary) and a Member (or an Affiliate of such Member) including, without limitation, any agreement for the performance of any services with respect to the Properties or the sale or refinancing of the Properties.

     5.2 Major Decisions. Notwithstanding the other provisions of this Agreement, neither Campus Crest nor any manager, officer, employee or agent thereof shall have the authority on behalf of the Company or any Subsidiary to take any action, make any decision, expend any sum or suffer any obligation if to do so would constitute a Major Decision without first obtaining the Approval of the Executive Committee. For these purposes, each of Campus Crest and HSRE shall from time to time designate their respective Member representatives, each of whom shall be authorized to act on behalf of such Member (all four appointed individuals shall be referred to herein as the “Executive Committee”). The two (2) individuals initially authorized to act on behalf of Campus Crest shall be Michael S. Hartnett and Ted W. Rollins. The two (2) individuals initially authorized to act on behalf of HSRE shall be Stephen Gordon and Christopher Merrill. Any representative appointed to the Executive Committee shall have the right to propose a Major Decision. The representatives of Campus Crest and HSRE shall meet either by teleconference (upon the agreement of Campus Crest and HSRE) or at the principal office of the Company (or at such other location as Campus Crest and HSRE may agree upon) on the request of any Member upon seven (7) business days’ prior written notice to (i) all of the individuals then authorized to act on behalf of the other Member and (ii) all of the parties that are to receive notice under Section 13.8 on behalf of such Member. Any and all decisions of the Executive Committee shall require the approval of not less three (3) of the four (4) members of the Executive Committee. The failure of Campus Crest or HSRE to participate in any such meeting after confirmation of receipt of notice whether by teleconference or otherwise, shall be deemed to constitute the written approval of such Person of the proposed Major Decision. Any matters independently constituting Major Decisions shall be deemed approved by the Executive Committee pursuant to this Section 5.2 if included in a Budget approved by the Executive Committee in accordance with this Section 5.2. As used herein, “Major Decision” means any decision proposed by a Member or member of the Executive Committee to do or take any of the following actions:
     (a) Any Capital Event;
     (b) The adoption of (or Approval of any modifications to) the Annual Business Plan or Annual Operating Budget;
     (c) Entering into, modifying or enforcing the rights of the Company under any Material Contracts (as defined below). For purposes of this agreement, a Material Contract shall mean any written agreement relating to (i) any Major Decision, or (ii) the development, operation, maintenance, management, lease (excluding tenant leases), or marketing of all or any portion of the Properties and/or any other asset of the Company, if (i) the services for such contract are not provided for in the Annual Operating Budget, or (ii) such contract requires the approval of the Owner under the Property Management Agreement, Construction Agreement, Development Agreement or other Related Party Agreement or (iii) the contract or agreement obligates the Company to make aggregate payments in excess of Twenty-Five Thousand Dollars ($25,000). Notwithstanding the foregoing, change orders made by the General Contractor where Owner’s consent is not required pursuant to the terms and conditions of the Development Agreement shall not constitute a Major Decision hereunder;

     (d) The acquisition of any real or personal property other than as set forth in the Annual Operating Budget and entering into any material license agreement, reciprocal easement agreement, conditions, covenants and restrictions, or other similar agreements or easements materially affecting any portion of the Properties or title thereto other than as set forth in the Review Items Approved by HSRE in connection with a Development Project;
     (e) After receipt by Campus Crest of the IC Approval Notice, all decisions and actions of the Company with respect to Entitlements, changes in zoning and governmental approvals with respect to a Property other than as set forth in the Review Items Approved by HSRE in connection with a Development Project;
     (f) (i) The creation, assumption, incurring or consent to or release of any charge, mortgage, deed of trust, pledge, encumbrance, lien or security interest of any kind upon any property or assets of the Company; (ii) any interest rate “swap” agreement or similar interest rate hedge or interest rate protection agreement; (iii) any loan, guaranty, accommodation, endorsement or any other extension or pledge of credit to any Person; and (iv) the documentation in connection with the foregoing and the exercise of any rights and remedies with respect thereto;
     (g) Distribution of Operating Cash Flow less frequently than quarterly or Capital Proceeds other than promptly within thirty (30) days receipt thereof;
     (h) Other than with respect to Bradley Arant Boult Cummings LLP and Easley, Endres, Parkhill & Brackendorff, P.C. (which firms shall be deemed Approved by the Executive Committee as of the date of this Agreement), appointing or replacing attorneys (other than the appointment of attorneys to handle eviction or collection matters with respect to the Properties), accountants, management consultants, bankers, engaging agents, architects, engineers, environmental consultants or other independent contractors;
     (i) Establishing working capital and other reserves by or on behalf of the Company or any Subsidiary (to the extent not set forth in the Annual Operating Budget), and determining the amount of distributable Net Cash Flow;
     (j) Changing accounting policies, or approving, publishing or distributing, other than to an existing or prospective lender or purchaser, audited or unaudited accounts of the Company or any Subsidiary except to the extent required by Law or in the ordinary course of business with respect to the preparation of consolidated information for the financial statements of the parent or Affiliates of Campus Crest;
     (k) Any decisions and actions with respect to any tax matters, including, without limitation, tax elections and other actions taken by Campus Crest in its capacity as tax matters partner for the Company to the extent permitted by Law;

     (l) Permit the Company to take any action, or refrain from taking any action which, or the effect of which, would constitute or result in the occurrence of a REIT Prohibited Transaction (as defined below);
     (m) Review and Approve to file all tax returns of the Company and/or its Subsidiaries within fifteen (15) days of receipt thereof;
     (n) Indemnifying and advancing expenses in relation to any claim for indemnification to any Member, Affiliate, agent, advisor, contractor, co-venturer, co-partner, co-shareholder or investee company, partnership or other entity except to the extent permitted under Article 7, the Property Management Agreement, Construction Agreement, Development Agreement and/or any other Related Party Agreement;
     (o) The settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment of any claim, cause of action, liability, debt or damages, due or owing to or from the Company, the enforcement or defense of suits, legal proceedings, administrative proceedings, arbitration or other forms of dispute resolutions, and the incurring of legal expenses, where the amount involved is reasonably expected to exceed Twenty Five Thousand Dollars ($25,000);
     (p) (i) The filing or the consent by answer or otherwise to the filing of a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (ii) the convening of a meeting of creditors or the making or proposing of any arrangement or composition with, or any assignment for the benefit of, its creditors, or the pursuing of any similar procedure under any applicable Law, or (iii) the admission in writing of the inability to pay, or the refusal generally to pay, debts as they become due;
     (q) Except to the extent provided herein, the issuance of additional Membership Interests to an existing Member or other Person, voting rights, rights to Distributions, warrants, options, securities convertible into Membership Interests or other rights to acquire ownership interests in the Company or any Subsidiary; and the admission of any Person as a Member in the Company or as a holder of equity of a Subsidiary;
     (r) Any merger, reorganization, recapitalization or similar transaction involving the Company or any Subsidiary;
     (s) The formation of any Subsidiary and the ownership structure of Subsidiary, and the terms and provisions of the organizational documents and governing agreements of such entity;
     (t) Changing the name of the Company or any Subsidiary, other than as required by Law, or changing the registered office or, registered agent of the Company;

     (u) Upon the liquidation of the Company, the appointment of one or more Persons to act as the liquidator of the Company, and if Campus Crest, HSRE or any Affiliate thereof shall be appointed as liquidator of the Company, all acts and deeds taken thereby in the furtherance of the liquidation of the Company;
     (v) Subject to Section 13.19, the disclosure of confidential information relating to financial matters, other than to existing or prospective lenders or purchasers Approved by HSRE and Campus Crest; and the disclosure of confidential information relating to the Members; and any publicity, media communications or other public announcements with respect to the Company or the Properties (other than with respect to routine public relations and communications made by each Property in the ordinary course of business); and
     (w) Any decision requiring the Approval of the Company or its subsidiaries under the Development Agreement or any other Related Party Agreement; and
          Approval of the Executive Committee shall be evidenced by either the execution of a writing by the required number of members of the Executive Committee or by a writing executed by an officer of each of HSRE and Campus Crest, with any such writing being signed in counterparts.
     5.3 Property Management Agreement. Prior to the date hereof, the Company or the Property Owning Subsidiaries owning the Properties have entered into a Property Management Agreement with the Property Manager in the form attached hereto as Exhibit G. The Members hereby Approve The Grove Student Properties, Inc. as the Property Manager.
     5.4 Notice of Certain Developments. Each Member shall promptly notify the other Member after such Member receives notice or has knowledge thereof, of (i) a default or alleged default by the Company or a Property Owning Subsidiary under any material contract to which it is a party; (ii) a default or alleged default by the Property Manager or Developer, Campus Crest or any Affiliate of any such party under any Property Management Agreement, Construction Agreement or Development Agreement; (iii) any threatened or pending litigation or investigation concerning the Company or the Properties of which such Member has actual knowledge; or (iv) any act concerning the Company, the Properties or any Subsidiary which constituted or would constitute a violation of Law. The Members shall keep one another informed on a reasonably current basis concerning any such matter of which Notice is required to be given.
     5.5 Annual Business Plan and Operating Budget.
     (a) Campus Crest shall prepare for the Approval of the Executive Committee, no later than November 1 of each Fiscal Year (except for the 2010 Fiscal Year, no later than March 31, 2010), the Annual Business Plan for each Property for the next Fiscal Year, which shall include the following:
     (i) A narrative description of any activity proposed to be undertaken;

     (ii) A detailed operating budget (“Annual Operating Budget”), including schedules of projected Operating Cash Flow and projected sources and uses of funds for such Fiscal Year, all projected operating costs and capital expenditures and administrative expenses, and a schedule of projected operating income or deficits, as the case may be;
     (iii) A leasing plan indicating, among other things, recommendations for achieving market rentals for Leases and minimum acceptable terms for Leases at the Properties;
     (iv) A description of proposed construction, including projected dates for commencement and completion and capital expenditure requirements; and
     (v) Such other information, including a description of plans, contracts, agreements, governmental approvals and other matters, as may be necessary or reasonably in order to inform the Executive Committee of all matters relevant to the development, operation, management and/or sale of the Properties or any portion thereof, and to otherwise allow the Executive Committee to make an informed decision with respect to the approval of the Annual Business Plan and Annual Operating Budget.
     (b) If the Executive Committee does not approve an Annual Operating Budget for any Fiscal Year prior to the commencement of such Fiscal Year, then, until the Executive Committee shall agree upon an Annual Operating Budget for such year, the Annual Operating Budget in effect for the immediately preceding Fiscal Year shall constitute the Annual Operating Budget for such Fiscal Year, except that (i) any items or portions of the Annual Operating Budget for such Fiscal Year upon which the Executive Committee agrees shall be substituted for the corresponding items in the preceding year’s Annual Operating Budget, (ii) with respect to all items of cost and expense that are not within the discretion of the Company (including, for example, debt service, real property taxes, utilities, costs of compliance with governmental requirements, contractually required increases and all expenditures required under the Management Agreement or any Lease), the actual amount of each such item shall be substituted for the amount of such item set forth in the preceding year’s Annual Operating Budget, and (iii) with respect to items of operating costs and expenses that are within the discretion of the Company and which have not been authorized in accordance with the terms of this Agreement, each such item of operating cost or expense shall be not more than one hundred five percent (105%) of the amount of such items set forth in the preceding year’s Annual Operating Budget; and (iv) the Annual Operating Budget shall not include non-recurring capital expenditures in the prior year’s budget.
     5.6 Development of Project.
     (a) Delivery of Review Items. Without limiting the generality of Section 5.1(b) above, Campus Crest shall submit to HSRE or their authorized designees such agreements, studies and other information or due diligence items (collectively, the

“Review Items”) as may be reasonably requested by HSRE in order for HSRE to adequately evaluate a subject Development Project (which Review Items may include, without limitation, those items described in Exhibit C hereto).
     (b) Limitations on Authority. Except as provided in Section 3.3(a), the Company shall not make any expenditures of Company funds with respect to the development of any Property, unless and until the Funding Conditions with respect to such Property have been met. In the event the Funding Conditions for a Development Project have been satisfied and subsequently there are any material changes in the Plans and Specifications for an approved Development Project from that reflected by the Review Items previously submitted by Campus Crest to, and Approved by, the Executive Committee, Campus Crest shall be required to re-submit the modified or corrected Review Items to the Executive Committee, and to obtain updated Approval prior to making any further expenditures relative to said Development Project.
     (c) Development Agreement; Property Management Agreement; and Completion and Cost Overrun Guaranty.
     (i) Prior to the date hereof, the Company, the applicable Property Owning Subsidiary and the Developer entered into a Development Agreement in the form attached hereto as Exhibit F. Immediately after the satisfaction of the Funding Conditions set forth on Exhibit E with respect to each Development Project, the Company, the applicable Property Owning Subsidiary and the Developer shall enter into a Development Agreement in the form attached hereto as Exhibit F (the completion of any blanks shall be subject to the Approval of the Executive Committee) with respect to such Property. The obligations of the Developer shall be guaranteed by the Campus Crest Guarantor to the extent provided for under the Development Agreement and/or Completion and Cost Overrun Guaranty.
     (ii) Concurrently with the closing of an Additional Property, the Company or the Property Owning Subsidiary owning the such Property shall enter into the Property Management Agreement with the Property Manager in the form attached hereto as Exhibit G (completion of which shall be subject to HSRE Approval). The property management fee shall be equal to the sum of (i) three percent (3%) of gross revenue and (ii) three percent (3%) of net operating income, unless otherwise agreed to by the Members and as set forth in the applicable Property Management Agreement.
     5.7 Rights of HSRE. Notwithstanding any other provision hereof, (i) HSRE has the right to propose from time to time any Major Decision and (ii) Campus Crest shall, at the written request of HSRE, promptly bring to all the Members for their consideration and Approval such proposed Major Decisions and any other proposed action that Campus Crest is authorized or required to propose to the Members for Approval hereunder or under the Act.

     5.8 Meetings of the Members. The Company shall have quarterly meetings of the Members at such time as shall be determined by the Members for the purpose of the transaction of any business as may come before such meeting or discussing issues concerning the business of the Company which may be raised by a Member. Special meetings of the Members, for any purpose or purposes, may be called by either Member at any time. Meetings of the Members shall be held by teleconference or otherwise at such place as shall be agreed to by the Members. Written notice stating the place, day and hour of the meeting, indicating that it is being issued by or at the direction of the person or persons calling the meeting, stating the purpose or purposes for which the meeting is called shall be delivered no fewer than ten (10) nor more than sixty (60) days before the date of the meeting. Campus Crest shall be responsible for conducting and directing meetings of the Members unless such meeting has been called by HSRE, in which case HSRE shall be responsible for conducting and directing such meeting.
     5.9 REIT Related Provisions.
     (a) The Members recognize that each Member is owned directly or indirectly by a real estate investment trust (each a “Parent REIT”) and a real estate investment trust must comply with a number of restrictions under the Code to maintain its status as a real estate investment trust (“REIT”) under Section 856 of the Code. Each Member acknowledges that it has examined the books and records associated with the Property and has determined that the current operational structure of the Property would allow each Parent REIT to qualify as a REIT. In the event either Member desires to modify the structural operations of the Properties or take any action not provided for under an applicable Annual Business Plan or Annual Operating Budget, it will present such proposed modification to the Executive Committee. If either Member determines that the proposed modification (x) would cause any of the income derived by the Company to fail to qualify as “rents from real property” or as other qualifying income under Section 856(c)(2) of the Code or (y) would otherwise cause a Parent REIT to fail to qualify as a REIT under the Code, such modification shall not occur without the Executive Committee’s Approval. Without limiting the generality of the foregoing, neither Member shall modify the structure currently utilized to provide at the Property if either Member determines that it would cause the Company to derive “impermissible tenant service income” within the meaning of Section 856(d)(3) of the Code without first presenting such proposed modification to the Executive Committee and obtaining the Executive Committee’s Approval.
     (b) The Company will explore alternatives to providing such services including, but not limited to, providing any such services through a “Taxable REIT Subsidiary” (“TRS”) of the Parent REITs or an independent contractor (as defined in Code Section 856(d)(3)) from whom neither the Company nor the Parent REITs derive any income, directly or indirectly. In this regard, the Members hereby agree that if requested by either Member, the Company will form a wholly owned subsidiary that will elect to be a TRS for the purposes of (i) providing any services to the tenants of the Properties that could potentially cause any income from the Properties to be impermissible tenant services income and/or (ii) operating any retail activities undertaken at the Property. Upon the acquisition or development of an Additional Property, the

Company (or a Property Owning Subsidiary) and the TRS shall enter into a services agreement (the “Services Agreement”) in substantially the same form to be attached hereto as Exhibit N following the date of this Agreement and upon the review and approval of both Members, whereby the TRS shall perform such services as set forth in the Services Agreement.
ARTICLE 6
TRIGGERING EVENTS; REMEDIES
     6.1 Campus Crest Triggering Event. Each of the following shall constitute a Campus Crest Triggering Event:
     (a) Any material failure by Campus Crest to perform its obligations under this Agreement that is not cured to HSRE’s reasonable satisfaction within fifteen (15) days after Notice of breach by HSRE regarding monetary default and within forty (40) days after Notice of breach by HSRE regarding non-monetary default (provided that such cure period for a non-monetary default by Campus Crest shall be extended for an additional period, not exceeding an additional ninety (90) days, so long as Campus Crest is diligently pursuing the cure of such default during such extended cure period);
     (b) Any material breach of a representation, warranty or covenant (i) by the Property Manager under the Property Management Agreement so long as the Property Manager is an Affiliate of Campus Crest; (ii) by the Developer under the Development Agreement, so long as the Developer is an Affiliate of Campus Crest; (iii) by Campus Crest or its Affiliates under the Non-Competition and Right of First Opportunity Agreement; (iv) by the General Contractor under the Construction Agreement so long as the General Contractor is an Affiliate of Campus Crest or (v) by Campus Crest or its Affiliates under any Related Party Agreement, in each case in the event such material breach is not cured within any applicable grace period under the applicable contractual agreement;
     (c) The failure by Campus Crest to obtain the Approval of HSRE prior to taking any action requiring the Approval of HSRE hereunder; provided, however, that a Campus Crest Triggering Event shall not be deemed to have occurred if Campus Crest fails to obtain the Approval of HSRE prior to taking any action requiring HSRE Approval and such action is ultimately Approved by HSRE after such action is taken;
     (d) RESERVED;
     (e) The failure by Campus Crest to fund, in full, any Required Amount under Article 3 including any grace period provided therein;
     (f) Any transfer or encumbrance of Campus Crest’s Membership Interest in the Company or any portion thereof or any direct or indirect interest therein not permitted herein without the Approval of HSRE; provided, however, that in the event that such transfer or encumbrance does not cause any material harm to HSRE, Campus Crest shall have the right to cure such breach to HSRE’s reasonable satisfaction within fifteen (15) days of Notice of breach by HSRE;
     (g) Any Material Change in Control not Approved by HSRE under Section 5.1(c); and
     (h) Any act of willful misconduct or fraud by Campus Crest concerning its obligations under this Agreement or any act of willful misconduct or fraud by the Developer concerning its obligations under the Development Agreement, the General Contractor concerning its obligations under the Construction Agreement or by the Property Manager concerning its obligations under the Property Management Agreement or by any Affiliate of Campus Crest under any other Related Party Agreement.
     6.2 Remedies for Campus Crest Triggering Event. In addition to the remedies set forth herein, upon the occurrence of a Campus Crest Triggering Event, and at any time thereafter after the applicable period for cure has lapsed, if any, HSRE may, at its option, exercise any one or more of the following remedies without the Approval of any other Member:
     (a) Cause the Company to market and sell the Properties to a third party for such prices and on such terms as HSRE deems appropriate, without the need for Approval of Campus Crest and without any right on the part of Campus Crest to purchase any of the Properties;
     (b) Dissolve the Company;
     (c) Exercise, in its sole discretion, the Company’s right to terminate (or otherwise enforce any other remedy with respect to) the Property Management Agreement, the Construction Agreement, the Development Agreement or any other Related Party Agreement between the Company or any Subsidiary and Campus Crest, or any Affiliate of Campus Crest;
     (d) Replace Campus Crest as the Member vested with day-to-day management control of the affairs of the Company as set forth in Section 5.1 pursuant to Section 6.5; and
     (e) In the case of a Campus Crest Triggering Event under Section 6.1(h) by Campus Crest only, purchase the Membership Interest of Campus Crest for an amount equal to the Net Invested Capital of Campus Crest.
     6.3 HSRE Triggering Event. Each of the following shall constitute an HSRE Triggering Event:
     (a) Any material failure by HSRE to perform its obligations under this Agreement that is not cured to Campus Crest’s reasonable satisfaction within fifteen (15) days after Notice of breach by Campus Crest regarding monetary default and within forty

(40) days after Notice of breach by Campus Crest regarding a non-monetary default (provided that such cure period for a non-monetary default shall be extended for an additional period, not exceeding an additional ninety (90) days, so long as HSRE as the case may be, is diligently pursuing the cure of such default during such extended cure period);
     (b) The failure to fund, in full, any Required Amount under Article 3;
     (c) Any transfer or encumbrance of HSRE’s Membership Interest in the Company or any portion thereof or any direct or indirect interest therein not permitted herein without the Approval of Campus Crest; provided, however, that in the event that such transfer or encumbrance does not cause any material harm to Campus Crest, HSRE shall have the right to cure such breach to Campus Crest’s reasonable satisfaction within fifteen (15) days of Notice of breach by Campus Crest; and
     (d) Any act of willful misconduct or fraud by HSRE concerning its obligations under this Agreement.
     6.4 Remedies for HSRE Triggering Event. Upon the occurrence of a HSRE Triggering Event, and at any time thereafter, after the applicable period for cure has lapsed, if any, Campus Crest may, at its option, exercise any one or more of the following remedies without the Approval of any other Member:
     (a) Cause the Company to market and sell any or all of the Properties to a third party for such prices and on such terms as Campus Crest deems appropriate, without the need for approval of HSRE and without any right on the part of HSRE to purchase any of the Properties;
     (b) Dissolve the Company; or
     (c) In the case of a HSRE Triggering Event under Section 6.3(d) by HSRE only, purchase the Membership Interest of HSRE for an amount equal to the Net Invested Capital of HSRE.
     6.5 Replacement of Campus Crest as Day-to-Day Manager; Executive Committee Changes upon .
     (a) In the event a Campus Crest Triggering Event, HSRE may elect, by delivery of ten (10) days prior written notice thereof to Campus Crest, to replace Campus Crest as the Member vested with day-to-day management control of the affairs of the Company or to admit an Affiliate of HSRE in such capacity, effective as of the date of the occurrence of such Campus Crest Triggering Event or Event of Withdrawal as hereinafter defined (the “Conversion Date”). In the event HSRE exercises its rights under this Section 6.5(a), Campus Crest or its successor-in-interest, as the case may be, shall promptly upon demand of HSRE execute and deliver to the Company all documents that may be necessary or appropriate, in the opinion of counsel of the Company, to effect the transfer of management control of the day-to-day affairs of the Company and Campus

Crest shall remain liable for all liabilities, duties and obligations of Campus Crest arising prior to such transfer of rights. From and after the Conversion Date (whether or not such conversion election is made by HSRE), Campus Crest shall have no rights to participate in the management and affairs of the Company. In addition, upon the occurrence of a Campus Crest Triggering Event, HSRE shall have the right, by delivery of written notice thereof to Campus Crest, to direct all Executive Committee members previously appointed by Campus Crest to immediately resign as Executive Committee members as of the date of occurrence of the Campus Crest Triggering Event and after the Campus Crest Conversion Date, (i) Campus Crest shall have no right to appoint any Executive Committee Members, (ii) HSRE shall have the right to appoint all Executive Committee Members, (iii) HSRE shall have the right to reduce the size of the Executive Committee to any number it desires in its sole and absolute discretion, and (iv) Campus Crest shall have no right to vote on any Major Decisions or other matters relating to the Company or otherwise make any decisions on behalf of the Company, including, without limitation, exercising any right to sell the Properties pursuant to Article 9. Notwithstanding anything in this Section 6.5 to the contrary, Campus Crest shall retain the right to receive distributions of the Company Operating Cash Flow and Capital Proceeds pursuant to Article 4 herein.
     (b) If HSRE terminates Campus Crest’s management rights as provided above, HSRE shall be entitled to provide and perform, or retain another Person to provide and perform, the facilities, personnel and services formerly performed by Campus Crest (or its Affiliate) and HSRE or such Person shall be entitled to a reasonable rate of compensation for such services and to reimbursement for all expenses reasonably incurred in connection therewith, including, without limitation, the cost of facilities, supplies and personnel acquired, used or retained exclusively for the Company and an allocable portion of HSRE’s or such Person’s general and administrative expenses to reflect the value of shared facilities, supplies and personnel.
     6.6 Other Remedies for Breach. The rights and remedies of the Members set forth in this Agreement are neither mutually exclusive nor exclusive of any right or remedy provided by law, in equity or otherwise. Subject to the dispute resolution provisions of Section 13.3, the Members agree that all legal remedies (such as monetary damages), other than punitive damages as well as all equitable remedies (such as specific performance) will be available for any breach or threatened breach of any provision of this Agreement.
ARTICLE 7
INDEMNIFICATION
     7.1 General. The Company shall, but only to the extent of its assets, indemnify and hold harmless each Member and each of their Affiliates and employees and the employees, officers, agents and members of the Executive Committee of the Company, from and against any loss, liability, expense, damage or injury suffered or sustained by him, her or it by reason of any acts, omissions or alleged acts or omissions arising out of his, her or its activities within the scope of the authority conferred on the respective Members, or the Person so appointed by this

Agreement or by law, including any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim, and provided that the acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceedings or claims are based were not performed or omitted to be performed in bad faith and did not constitute gross negligence or willful misconduct. The Company shall have the right to assume the defense in any action or claim with respect to which indemnification is claimed hereunder.
     7.2 Insurance. The indemnification provisions of this Article 7 do not limit the right of a Member or other Person to recover under any insurance policy maintained by the Company or a third party. If a Person is or may be entitled to receive a payment under any such insurance policy, (i) the insurance coverage shall be such Person’s first recourse and the Company shall be obligated to make payment under this Article 7 only to the extent that the claim is not fully covered by insurance, and (ii) to the extent that the Company makes any payment under this Article 7, it shall be subrogated to the claims of such Person under the applicable insurance policies. If, with respect to any liability against which indemnification is due under Section 7.1, any Member or other Person receives an insurance policy payment which, together with any indemnification payment made by the Company, exceeds the amount of such liability, then such Member or other Person will immediately repay such excess to the Company.
     7.3 Approval of Payments. Prior to making any payment or advance under Section 7.1, the Company shall give notice to all Members of the proposed payment and shall provide the Members with such information as they may request to assess the Company’s obligation to make such payment. If either Member objects to such payment within ten (10) days after receipt of such notice, the Company shall submit the issue to arbitration under Section 13.3 and shall make payment to the claimant only to the extent that the arbitrators determine payment to be due or that the Members subsequently agree. As a condition to the right to indemnification under this Agreement, each Person otherwise entitled to indemnification must execute and deliver to the Company a written agreement to be bound by the decision of the arbitrator with respect to any claim for indemnification. Such Person shall be a party to any such arbitration proceedings, whether or not such person elects to appear therein.
     7.4 Indemnification by Member. If the Company is made a party to any litigation or otherwise incurs any loss or expense as a result of or in connection with any Member’s personal obligations or liabilities unrelated to Company business, such Member shall indemnify and reimburse the Company for all such loss and expense incurred, including reasonable attorneys’ fees. The liability of any Member pursuant to this Section 7.4 may be assessed against such Member’s interest in the Company, including such Member’s right to receive Net Cash Flow, and any other Distributions or payments from the Company; provided, however, the liability of a Member under this Section 7.4 shall not be limited to such Member’s interest in the Company, but shall also be enforceable against such Member personally. Nothing herein contained shall be deemed to imply that any Person shall be a third party beneficiary of the terms of this Section 7.4 (which terms shall inure solely to the benefit of the Company and the respective Members, as expressly set forth in this Section 7.4).

ARTICLE 8
ACCOUNTING; REPORTING
     8.1 Fiscal Year. For income tax and accounting purposes, the Fiscal Year of the Company will end on December 31 in each year (unless otherwise required by the Code).
     8.2 Accounting Method. For income tax purposes, the Company will use the accrual method of accounting (unless otherwise required by the Code). For financial reporting purposes, financial statements of the Company are required to be prepared in accordance with the Generally Accepted Accounting Principles under U.S. Standards (“GAAP”). Campus Crest acknowledges that the financial statements of HSRE will be required to be reported in accordance with GAAP, and hereby agrees to promptly make available to HSRE (and cause the accountants for the Company to deliver) any and all information relating to the Company, including without limitation books and records, working papers and financial accounts, which may be requested by HSRE to cause the financial statements of HSRE to be prepared in accordance with the provisions hereof. Any such costs, as well as reasonable costs incurred by HSRE, including reasonable fees of the accountants of HSRE, to adjust financial reports received by the Company to be prepared in accordance with the provisions hereof, shall be borne by the Company.
     8.3 Determination and Allocation of Profits and Losses. For each Fiscal Year, Profits and Losses of the Company will be determined and allocated to the Members as provided in Exhibit B.
     8.4 Returns. Campus Crest will, at the Company’s expense, cause the preparation and timely filing of all tax returns required to be filed by the Company and any Subsidiary pursuant to the Code, as well as all other tax returns required in each jurisdiction in which the Company or any Subsidiaries is required to file a tax return, all of which shall be subject to Approval of the Executive Committee as described in Section 5.2 hereof. Campus Crest shall deliver a Form K-1 to each of the Members, along with any other information relating to the Company in order for the Members to file their respective tax returns by March 15 of each taxable year. Campus Crest shall deliver copies of all tax returns to HSRE for its prior Approval, which delivery shall be made no later than forty-five (45) days following the end of each tax fiscal year.
     8.5 Financial Statements and Reports to Members. The Company shall prepare and provide financial statements and reports to each Member as follows:
     (a) Monthly Financial Statements. Campus Crest shall prepare an unaudited balance sheet of the Company as of the end of each month of each Fiscal Year and unaudited operating statements, and statements of cash flow for each calendar month showing the Company’s results for the month and the year to date and compared to the applicable budget set forth in the then approved Annual Business Plan and Annual Operating Budget. Each such financial statement shall be prepared in accordance with GAAP (or such other accounting principles Approved by HSRE) consistently applied and shall be certified to be true and correct to the best of Campus Crest’s knowledge and belief. Copies shall be furnished to the Members within twenty (20) days after the end of each calendar month. A form of such financial statement is attached hereto as Exhibit I.
     (b) Annual Financial Statements. If requested by HSRE, Campus Crest shall, at the Company’s expense, engage a firm of independent certified public accountants which is Approved by HSRE, in which case the independent certified public accountants shall within sixty (60) days after the end of each Fiscal Year (i) render their opinion on the balance sheet of the Company as of the end of each Fiscal Year, and on the Company’s statements of income and cash flow for each Fiscal Year, as prepared by Campus Crest, and (ii) render their report on the computations of Net Cash Flow for each Fiscal Year made by Campus Crest and as to whether distributions thereof during such Fiscal Year were in accordance with Sections 4.1 hereof. There shall be no requirement that an audit be performed with respect to the Company, unless so requested by a Member, in which case the costs and expenses of such audit shall be borne by the Company. Notwithstanding the foregoing, HSRE shall have the right at any time to cause the Company to cease using an independent accounting firm to prepare the foregoing financial statements, in which case such statements shall be prepared by Campus Crest’s internal accounting department.
     (c) Monthly Status Report. Campus Crest shall prepare (or cause the Property Manager or Developer, as the case may be, to prepare) and distribute to the Members not less often than monthly a status report on the Properties which shall contain as appropriate (i) a description of the status of construction of the Properties in a form attached hereto as Exhibit J, (ii) occupancy rates and impending lease expirations, (iii) a summary of rental rates being charged, and (iv) any material deviations or expected deviations from all Development Budgets and the Annual Business Plan and Operating Budget for each Property and an explanation thereof.
     8.6 Books and Records. Campus Crest shall keep or cause to be kept complete and accurate books and records with respect to the Company’s business and the accounts of the Members in which shall be entered all matters relating to the business and operations of the Company, including all income, expenditures, assets and liabilities thereof. The books and records of the Company will be maintained at the Company’s principal office.
     8.7 Information; Cooperation with HSRE.
     (a) Each Member shall have complete and unrestricted access to the books and records of the Company and Subsidiaries and to all information and documents relating to the Company or its affairs, including the right to copy any or all thereof. A Member wishing to exercise the right of access shall be required to give Campus Crest reasonable notice and to conduct its examination during normal business hours in a manner that does not unreasonably interfere with the operation of Campus Crest’s or the Company’s business, but shall be subject to no other procedures, requirements or conditions. Campus Crest shall not be entitled to keep any information related to the Company confidential from the Members. A Member need not state the purpose of any request for information. The information available to the Members shall include, without limitation, all information relating to the development of a Development Project or operation of a Property or the Company’s financial affairs under this Agreement, the Property Management Agreement, the Construction Agreement, the Development Agreement and any other Related Party Agreements.
     (b) Without limiting the generality of Section 8.7(a), the Members hereby agree that the Company and Campus Crest shall cooperate with HSRE or its designees or representatives in delivering to the foregoing parties any information and documents requested by such parties.
     8.8 Banking. The Company shall establish one or more bank or financial accounts for the Company and for each Subsidiary. Campus Crest may authorize one or more individuals to sign checks on and withdraw funds from such bank or financial accounts, and may place such limitations and restrictions on such authority as HSRE shall Approve.
ARTICLE 9
SALE OF PROPERTIES; PURCHASE OPTION
     9.1 Right to Initiate Sale of Properties. At any time after the twelve (12) month anniversary of the Substantial Completion Date of the last Property to be developed by the Company (the “Buy/Sell Trigger Date”), either Campus Crest or HSRE (the “Initiating Member”) shall have the right to initiate the provisions of this Article 9 with respect to any one or more of the Properties owned by the Company, by delivering written notice (a “Buy/Sell Notice”) to the other Member (the “Non-Initiating Member”) setting forth a price (the “Buy/Sell Price”) for such Property(ies) (the “Buy/Sell Property”). The Members further agree that in the event HSRE and Campus Crest and/or their Affiliates shall establish one or more other Portfolio Companies, the buy/sell provisions set forth in the operating agreement of such Portfolio Companies shall be the same as set forth in this Agreement.
     9.2 Initiation and Elections.
     (a) The Non-Initiating Member shall have a period of forty-five days after the receipt of the Buy/Sell Notice (the “Exercise Period”) within which to notify the Initiating Member in writing (the “Reply Notice”) whether the Non-Initiating Member, in its sole discretion, shall either (x) buy the Initiating Member’s interest in the Buy/Sell Property for cash pursuant to Section 9.2(b) below (“Purchase Option”), or (y) consent to the sale of the Buy/Sell Property (or its interest in the Buy/Sell Property) to the Initiating Member at one hundred percent (100%) of the Buy/Sell Price or to a third party for a cash purchase price (before deduction of Selling Expenses) not less than ninety-five percent (95%) of the Buy/Sell Price set forth in the Buy/Sell Notice (“Sale Option”).
     (b) If the Non-Initiating Member timely gives the Reply Notice electing the Purchase Option, the purchase price for the Initiating Member’s interest in the Buy/Sell Property (the “Initiating Member Purchase Price”) shall be equal to the amount which would be distributed under Section 4.1 to the Initiating Member if (i) the Buy/Sell Property were sold in a hypothetical sale for a net price equal to the Buy/Sell Price, less Selling Expenses, (ii) all of the Company’s (or the applicable Subsidiary’s) liabilities with respect to the Buy/Sell Property were paid, in full, (iii) rents, taxes and other similar items with respect to the Buy/Sell Property were pro-rated, (iv) the applicable Subsidiary was liquidated, and (v) the remaining proceeds were distributed in accordance with Section 4.1. For purposes hereof, Selling Expenses shall mean transfer taxes, survey and title charges, state deed fees, recording fees to clear title, documentary fees and taxes, if incurred and other closing costs customarily incurred by the seller for property that is the subject of this Agreement and apportioned to the seller in accordance with local customs. If the Non-Initiating Member is HSRE, Campus Crest shall promptly provide HSRE with all information regarding the Company which is reasonably available to Campus Crest and necessary to calculate the Initiating Member Purchase Price. If the Non-Initiating Member timely gives the Reply Notice electing the Purchase Option above, the Non-Initiating Member shall be conclusively deemed to have agreed to purchase, and the Initiating Member shall be conclusively deemed to have agreed to sell, the interest of the Initiating Member in the Buy/Sell Property at the Initiating Member Purchase Price.
     (c) If the Non-Initiating Member timely gives the Reply Notice electing the Sale Option, the Non-Initiating Member shall be deemed to have irrevocably consented to the sale of the Buy/Sell Property for a cash price equal to or greater than ninety-five percent (95%) of the price set forth in the Buy/Sell Notice (it being acknowledged that such proceeds shall be distributed in accordance with Section 4.1 hereof), or if the Initiating Member elects to purchase the interest of the Non-Initiating Member in the Buy/Sell Property, to sell its interest in the Buy/Sell Property to the Initiating Member for a purchase price based on one hundred percent (100%) of the Buy/Sell Price calculated pursuant to Section 9.3 below. If the Non-Initiating Member fails to give a Reply Notice prior to the expiration of the Exercise Period, it shall be conclusively presumed that the Non-Initiating Member has properly elected the Sale Option.
     9.3 Failure of Non-Initiating Member to Exercise Purchase Option; Marketing of Properties.
     (a) If the Initiating Member delivers a Buy-Sell Notice and the Non-Initiating Member elects (or is deemed to have elected) the Sale Option, then the Initiating Member shall have the obligation to either (i) during the one hundred eighty (180) day period (“Sale Period”) following the exercise or deemed exercise of the Sale Option to take all steps reasonably necessary to complete the sale of the Buy/Sell Property to a third party for a cash price equal to or greater than ninety-five percent (95%) of the Buy/Sell Price and on terms deemed satisfactory to the Initiating Member in its sole discretion; provided, however, that in no event shall the Initiating Member have the right to execute on behalf of the Company any contract or documentation imposing personal liability on any Member or Affiliate thereof or indemnifying the purchaser for any breaches of covenants, representations or warranties of the Company beyond one year after the date of sale or the expiration of the relevant statute of limitations, as applicable, or (ii) during the sixty (60) day period following the exercise or deemed exercise of the Sale Option to deliver written notice to the Non-Initiating Member stating its intention to purchase the interest of the Non-Initiating Member in the Buy/Sell Property for a cash price (the “Non-Initiating Member Purchase Price”) equal to the amount which would be distributed under Section 4.1 to the Non-Initiating Member if the Buy/Sell Property was sold at one hundred percent (100%) of the price set forth in the Buy/Sell Notice (and all of the Company’s liabilities with respect to the Buy/Sell Property were paid, in full, and rents, taxes and other similar items were pro-rated, and the Company was liquidated).
     (b) If the Initiating Member delivers written notice to the Non-Initiating Member electing to purchase the interest the Non-Initiating Member in the Buy/Sell Property, upon delivery of such notice, the Initiating Member shall be obligated to purchase the interest the Non-Initiating Member in the Buy/Sell Property and the Non-Initiating Member shall be obligated to sell its interest in the Buy/Sell Property to the Initiating Member for a cash price equal to the Non-Initiating Member Purchase Price.
     (c) Any marketing of the Buy/Sell Property shall be done in a commercially reasonable manner, and in the event the Initiating Member causes the Company or the Members to enter into any term sheet, letter of intent or contract for the sale of the Buy/Sell Property, any such document shall include customary confidentiality provisions requiring the third party to keep information regarding the Company confidential and prohibiting the disclosure of any information relating to the Company to any person other than its attorneys, advisors, representatives and lenders.
     9.4 Releases; Consents.
     (a) If any Member properly elects to purchase the other Member’s respective ownership interest in the Buy/Sell Property or the Membership Interest of the other Member, and the selling Member(s) or any of its Affiliates (including the Developer) is a guarantor or an indemnitor of any obligations of the Company or its Subsidiaries with respect to the Buy/Sell Property or is otherwise personally liable thereon (“Recourse Obligations”), a condition precedent to the closing shall be that the purchasing Member shall obtain a release of all such Recourse Obligations, except for Recourse Obligations that arise out of acts or events which occur simultaneously with or prior to the Selling Member’s transfer of its ownership interest in the Buy/Sell Property or its Membership Interest, as the case may be, to the purchasing Member; or if such a release is obtainable only with the payment of money by any Member, the purchasing Member shall fully indemnify the selling Member and its Affiliates with respect to any such obligations. Any such indemnity by the purchasing Member shall be secured by its right to all Distributions by the Company (both with respect to the purchased Membership Interest and with respect to all other Membership Interests of the purchasing Member and its Affiliates). The purchasing Member and the selling Member shall both use their reasonable best efforts to obtain any such releases without the payment of money. A condition precedent to the closing shall also be that the Company shall have obtained the consent of any lenders or other third parties required under applicable documentation to which the Company is a party. The purchasing Member and the selling Member shall both use their reasonable best efforts to obtain any such consents to the transactions contemplated by this Article 9.
     (b) The Members further acknowledge and agree that if any Member properly elects to purchase the other Member’s respective ownership interest in the Buy/Sell Property or the Membership Interest of the other Member(s) and (a) the selling Member or any of its Affiliates (including the Developer) are owed any fees under a Property Management Agreement, Construction Agreement, Development Agreement or any other Related Party Agreement and/or are entitled to reimbursement for any Pre-Development Costs under this Agreement, then a condition precedent to the closing shall be that the Company pay to the selling Member any such costs and fees under such agreements up to and through the closing of such transaction; provided, however, that reimbursement for Pre-Development Costs shall be made only if the Member entitled to such reimbursement agrees, in writing, not to acquire the Development Project(s) to which such Pre-Development Costs relate (either on its own or with a third party).
     9.5 Liabilities; Indemnity. If a Member’s Membership Interest is purchased by another Member pursuant to any provision of this Article 9, the purchasing Member shall indemnify, defend and hold the selling Member, its directors, officers, shareholders, partners, members, managers, employees and agents, or any of them harmless from any and all claims, demands, actions, losses, liabilities, costs, or expenses (including reasonable attorneys’ fees) arising out of or in connection with all obligations or liabilities of the Company, whether or not incurred or accrued while the selling Member was a Member or after the date of consummation of the purchase and sale of the selling Member’s Membership Interest, such liability to be capped at the sale price for the Membership Interest sold by the amount of proceeds received by the selling Member to the purchasing Member.
     9.6 Purchase of Initiating Member Interest; Closing. In the event a Member properly elects to purchase the other Member’s respective ownership interest in the Buy/Sell Property or the Membership Interests of the other Member under this Article 9, the closing of the sale shall be consummated on a date selected by the purchasing Member (“Buy-Out Closing Date”), which date shall be not less than thirty (30) days and not more than one hundred eighty (180) days after the exercise of by the purchasing Member of its right to purchase the other Member’s respective ownership interest in the Buy/Sell Property or the other Member’s Membership Interest. Notwithstanding the foregoing, if as of the Buy-Out Closing Date, the purchasing Member has not received any applicable permits and/or approvals required from third parties, including any existing lender of the Company or of the Property Owning Subsidiaries, as a condition to the purchase and sale of the selling Member’s Membership Interest to the purchasing Member, the Buy-Out Closing Date may be extended by the purchasing Member to not less than ten (10) days after the date of receipt of all such required permits and approvals but in no event beyond one hundred twenty (120) days after the exercise of the right to purchase. At the closing, the purchasing Member shall pay the applicable purchase price by wire transfer of immediately available funds to the account or accounts designated by the selling Member, or by certified bank check. At the closing, the selling Member shall execute and deliver assignments, instruments of conveyance or other instruments appropriate to convey the entire membership interest of the selling Member to the purchasing Member, and shall deliver to the purchasing

Member such evidence as the purchasing Member may reasonably request showing that the membership interest being sold is owned free and clear of any and all claims, liens and encumbrances of any kind or nature.
     9.7 Purchase of Loans. If there shall be any outstanding loans due from the Company to the selling Member or any Affiliate thereof (which is not also an Affiliate of the purchasing Member), such loans, including accrued and unpaid interest, shall be purchased at par or otherwise repaid in full by the purchasing Member on the Buy-Out Closing Date. The selling Member shall deliver and endorse without recourse to the purchasing Member each note or other instrument evidencing such loans and all documents securing such loans.
     9.8 Remedies for Noncompliance. The requirements or obligations, if any, of any Member to sell or purchase an interest in the Buy/Sell Property in accordance with the provisions of this Article 9 shall be enforceable, without limitation, by an action for specific performance, with the same force and effect and at least to the same extent as is permitted at law or in equity for the specific performance of a contract relating to the purchase of real property or an interest therein. In the case of a Member obligated to purchase an interest in a Buy/Sell Property pursuant to this Article 9 who fails to effect such purchase in accordance with the terms hereof (a “Defaulting Purchaser”), if an order for specific performance against the Defaulting Purchaser is not enforceable due to the lack of funds or credit by the Defaulting Purchaser or the selling Member elects not to pursue such an order, the selling Member may elect to pursue any other remedy at law or in equity and, in addition, the selling Member (herein, the “Non-Defaulting Party”) shall have the right to purchase the Membership Interest of the Defaulting Purchaser, the closing of which shall occur on any date so designated by the Non-Defaulting Party, and the purchase price being equal to the amount the Defaulting Purchaser would have received if the Properties were sold at a price equal to (i) ninety percent (90%) of the Buy/Sell Price, less (ii) Selling Expenses, and all of the Company’s liabilities were paid, in full, rents, taxes and other similar items were pro-rated, and the Company was liquidated and the proceeds of such sale were distributed in accordance with Section 4.1 hereof. In addition, the Defaulting Purchaser shall reimburse the Non-Defaulting Party for legal fees and other costs reasonably incurred by the Non-Defaulting Party in evaluating and responding to the Buy/Sell Notice and subsequent notices and documents provided under Section 9.3.
     9.9 Assignees. For purposes of this Article 9, any elections made by or on behalf of each Member under this Article 9 shall bind any assignee of any such Member; and all references in this Article 9 to a Member shall include all Affiliates of such Member and, except as provided above, all persons to which such Member has transferred or assigned any portion of his Membership Interest in the Company.
     9.10 Limitation on Competing Options. The Members hereby agree that during the period of time commencing on the date a Buy/Sell Notice is delivered by an Initiating Member to the Non-Initiating Member and ending on the earlier of the last date upon which the closing of the sale of the Properties or the Membership Interest of the selling Member was required to have been consummated under this Article 9, no Member shall have the right to deliver a competing Buy/Sell Notice under this Article 9.

     9.11 Expenses/Fees. Unless otherwise set forth in the Buy-Sell Notice, all miscellaneous title charges, escrow fees, recording fees and transfer taxes shall be paid by the party who is customarily responsible for such charges and the parties shall prorate items of income and expense, in accordance with local custom and practice.
ARTICLE 10
TRANSFER OF MEMBERSHIP INTERESTS
     10.1 General Prohibition. Except as set forth herein, a Member may not sell, transfer, encumber, pledge or assign all or any part of its Membership Interest (referred to herein as a “Transfer”) without the prior written consent of all of the other Members, which consent may be granted or withheld in each Member’s sole and absolute discretion. In order for an assignee to constitute a substituted or additional Member, the conditions set forth in Section 10.6 must be satisfied.
     10.2 Permitted Transfers. Notwithstanding the provisions of Section 10.1, but subject to this Section 10.2 and Section 10.6 below, a Member may Transfer all or any part of its Membership Interest without the consent of any other Member to any of the following (“Permitted Transferees”):
     (a) a general or limited partnership in which the assigning Member or persons Controlling the assigning Member are the sole or managing general partner(s) or Control the sole or managing general partner;
     (b) a corporation Controlled by the assigning Member or persons Controlling the assigning Member;
     (c) a trust, the sole trustee of which is Controlled by the assigning Member or persons Controlling the assigning Member on the date hereof, and the beneficiaries of which are members of the Immediate Family of the assigning Member or of one or more of its owners on the date hereof;
     (d) a limited liability company Controlled by the assigning Member or persons Controlling the assigning Member; or
     (e) as otherwise permitted under this Agreement.
Notwithstanding anything in this Section 10.2 to the contrary, a Member may not assign all or part of its Membership Interest if such assignment would (i) be to a Person that is not an “accredited investor” (as defined by Rule 501 promulgated under the Securities Act of 1933), (ii) result in the Company not qualifying for an exemption from the registration requirements of the federal or any applicable state securities laws, (iii) subject the Company to withholding obligations to any Member under the Foreign Investment in Real Property Tax Act of 1980, as amended, (iv) cause any rent received by the Company under a lease to constitute related party rents under Section 856(d)(2)(B) or (v) result in the violation of or a default under any term or provision of any agreement to which the Company or any of its assets is bound.

     10.3 Involuntary Transfers. In the event any Member shall be adjudged Bankrupt (such Member being referred to herein as a “Bankrupt Member”), the personal representative or trustee (or successor-in-interest) of the deceased, insane or incompetent Member or Bankrupt Member shall be an assignee of such Member’s Membership Interest having the rights set forth in Section 10.5 and shall not become an additional or substituted Member unless and until the conditions set forth in Section 10.6 are satisfied; and any such Member’s estate (or successor-in-interest) shall be liable for all of its obligations as a Member.
     10.4 Dissolution or Termination of Members. In the event of the dissolution of a Member that is a partnership, limited liability company or a corporation or the termination of a Member that is a trust, the successors-in-interest of the dissolved or terminated Member shall, for the purposes of winding up the affairs of the dissolved or terminated Member, have the rights of an assignee of such Member’s Membership Interest, as described in Section 10.5, and shall not become additional or substituted Members unless and until the conditions set forth in Section 10.6 are satisfied.
     10.5 Status of Assignor and Assignee. The assignor of a Membership Interest shall remain liable for all obligations of the assignor under this Agreement unless the other Members unanimously approve the release of the assignor. Until the provisions of Section 10.6(b), (c) and (d) are satisfied with respect to any such assignee, such assignee shall not be a Member but shall be an assignee having the rights described in this Section 10.5. Any Person who acquires all or any portion of the Membership Interest of a Member in the Company in any manner (including pursuant to a transfer permitted by Section 10.2), shall not be a Member of the Company unless and until the conditions of Section 10.6 are satisfied. Unless and until such conditions are satisfied, such Person shall, to the extent of the Membership Interest acquired, be entitled only to the transferor Member’s rights, if any, in the Profits, Losses, Operating Cash Flow, Capital Proceeds and other distributions to the Members pursuant to this Agreement, subject to the liabilities and obligations of transferor Member hereunder; but such Person shall have no right to participate in the management of the business and affairs of the Company and shall be disregarded in determining whether the approval, consent or any other action has been given or taken by the Members. Any such assignee shall have the same right, subject to the same limitations, as the transferor Member had under the provisions of this Article 10 to assign its Membership Interest as a Member (including the right to assign such Membership Interest to any person to which such Member could have assigned its Membership Interest pursuant to Section 10.2), but any such further assignee shall have only the rights set forth in this Section 10.5 and shall not become an additional or substituted Member of the Company unless and until the conditions of Section 10.6 have been satisfied.
     10.6 Admission Requirements. No assignee of all or any portion of a Member’s Membership Interest or any other person shall be admitted as an additional or substituted Member of the Company unless and until:
     (a) such admission has been Approved in writing by all Members having the right to Approve such transfer hereunder, which approval may be given or withheld in the sole discretion of each Member;

     (b) such assignment is made in writing, signed by the assigning Member (or its successor) and accepted in writing by the assignee, and a duplicate original of such assignment has been delivered to the non-transferring Member;
     (c) the Company has received an opinion of counsel as contemplated by Section 10.1 or each Member has waived this requirement; and
     (d) the assignee executes and delivers to the Company and each other Member a written agreement in form reasonably satisfactory to the Member and each Member, pursuant to which such assignee agrees to be bound by and confirms the obligations, representations and warranties contained in this Agreement.
     10.7 Effective Assignment. In the event an assignment is made in accordance with this Agreement, unless otherwise required by the Code:
     (a) the effective date of such assignment shall be the date the written instrument of assignment is received and approved by all of the non-assigning Members;
     (b) the Company and the non-assigning Members shall be entitled to treat the assignor of the assigned Membership Interest as the absolute owner thereof in all respects and shall incur no liability for allocations of Profits or Losses and distributions of Operating Cash Flow or Capital Proceeds made in good faith to such assignor until such time as the written instrument of assignment has been actually received and approved by the other Members and recorded in the books of the Company; and
     (c) any Profits and Losses shall be allocated between the assignor and the assignee of the assigned Membership Interest in the manner described in Exhibit B.
     10.8 Cost of Admission. The cost of processing and perfecting an admission contemplated by this Article 10 (including reasonable attorneys’ fees incurred by the Company) shall be borne by the party seeking admission as a Member to the Company.
ARTICLE 11
DISSOLUTION
     11.1 Dissolution. Dissolution of the Company will occur upon the happening of any of the following events:
     (a) Upon the sale or other disposition of substantially all of the assets of the Company and its Subsidiaries;
     (b) An Event of Withdrawal of Campus Crest (as defined in Section 11.2), unless the Company is continued as provided in Section 11.2;
     (c) The mutual agreement of Campus Crest and HSRE to dissolve the Company; or

     (d) The election of HSRE to dissolve the Company after a Campus Crest Triggering Event as provided in Section 6.2, or the election of Campus Crest to dissolve the Company after an HSRE Triggering Event as provided in Section 6.4.
     11.2 Events of Withdrawal. An Event of Withdrawal of a Member occurs when any of the following occurs:
     (a) With respect to any Member that is a corporation, upon filing of articles of dissolution of the corporation;
     (b) With respect to any Member that is a partnership or a limited liability company, upon dissolution of such entity;
     (c) With respect to any Member who is an individual, upon either the death of the individual or the entry by a court of competent jurisdiction of an order adjudicating the individual to be incompetent to manage such individual’s person or estate;
     (d) With respect to any Member that is a trust, upon termination of the trust;
     (e) With respect to any Member that is an estate, upon final distribution of the estate’s Membership Interest;
     (f) With respect to any Member, the bankruptcy or insolvency of the Member; or
     (g) Any other event which terminates the continued membership of a Member in the Company.
     Within 30 days following the occurrence of any Event of Withdrawal with respect to a Member, such Member (or his representative) must give Notice of the date and the nature of such event to the Company. The purpose of this Notice is to enable the remaining Members to continue the Company if such remaining Members desire to avoid a Dissolution and liquidation of the Company. Any Member failing to give such Notice will be liable in damages for the consequences of such failure as otherwise provided in this Agreement. Upon the occurrence of an Event of Withdrawal, such Member will cease to have any management rights under this Agreement and such Member’s Membership Interest will be deemed transferred to such Member’s transferee or other successor in interest (which Person, unless already a Member in such capacity, will have only the limited rights of a transferee as set forth in Section 10.5, unless and until admitted as a Substitute Member).
     11.3 No Voluntary Withdrawal. Each Member agrees that such Member will not voluntarily withdraw from the Company (whether by resignation, retirement or withdrawal) except for permissible Transfers under this Agreement. Any such attempted voluntary withdrawal shall be void and of no effect.

ARTICLE 12
LIQUIDATION
     12.1 Liquidation. Upon Dissolution of the Company, the Company will immediately proceed to wind up its affairs and liquidate. As soon as possible following the occurrence of a Dissolution event, the Company will file a statement of intent to dissolve with the Delaware Secretary of State pursuant to the Act. Campus Crest or if Campus Crest shall no longer be the day-to-day manager of the Company as a result of being replaced in such capacity pursuant to Section 6.5, any Person appointed by a majority in interest (determined by Participating Percentages) of the remaining Members will act as the liquidating trustee. The winding up and Liquidation of the Company will be accomplished in a businesslike manner as determined by the liquidating trustee. A reasonable time will be allowed for the orderly Liquidation of the Company and the discharge of liabilities to creditors so as to enable the Company to minimize any losses attendant upon Liquidation. Any gain or loss on disposition of any Company assets in Liquidation (including any distribution in kind) will be allocated to Members, and credited or charged to Capital Accounts, in accordance with the Tax Allocation Provisions. Any liquidating trustee (including Members) is entitled to reasonable compensation for services actually performed, and may contract for such assistance in the liquidating process as such Person deems necessary or desirable. Until the filing of articles of dissolution as provided in Section 12.7, the liquidating trustee may settle and close the Company’s business, prosecute and defend suits, dispose of its property, discharge or make provision for its liabilities, and make distributions in accordance with the priorities set forth in Section 12.2.
     12.2 Priority of Payment. The assets of the Company will be distributed in Liquidation in the following order:
     (a) First, to creditors by the payment or provision for payment of the debts and liabilities of the Company (including any loans or advances that may have been made by any Member or Affiliate) and the expenses of Liquidation;
     (b) Second, to the setting up of any reserves that Campus Crest and HSRE determine are necessary for any contingent, conditional or unmatured liabilities or obligations of the Company; and
     (c) Third, in the manner provided for in Section 4.1 hereof.
     12.3 Liquidating Distributions. The liquidating Distributions due to the Members will be made by selling the assets of the Company and distributing the net proceeds. Notwithstanding the preceding sentence, but only upon the agreement of all Members, the liquidating Distributions may be made by distributing some or all of the assets of the Company in kind to the Members in proportion to the amounts distributable to them pursuant to Section 12.2, and valuing such assets at their Fair Market Value (net of liabilities secured by such property that the Member takes subject to or assumes) on the date of Distribution. Except as provided herein, any assets distributed in kind shall be deemed to have been sold for their Fair Market Value (net of such liabilities) and the Capital Accounts of the parties shall be adjusted to reflect such deemed sale for purposes of determining the Distributions to which they are entitled under Section 12.2. Each Member agrees to save and hold harmless the other Members from such Member’s proportionate share of any and all such liabilities which are taken subject to or assumed. Appropriate and customary prorations and adjustments will be made incident to any Distribution in kind. The Members will look solely to the assets of the Company for the return of their Capital Contributions, and if the assets of the Company remaining after the payment or discharge of the debts and liabilities of the Company are insufficient to return such contributions, they will have no recourse against any other Member. The Members acknowledge that Section 12.2 may establish Distribution priorities different from those set forth in the provisions of the Act applicable to Distributions upon Liquidation, and the Members agree that they intend, to that extent, to vary those provisions by this Agreement.
     12.4 No Restoration Obligation. Nothing contained in this Agreement imposes on any Member an obligation to make a contribution in order to restore a deficit Capital Account upon Liquidation of the Company.
     12.5 Timing. Final Distributions in Liquidation will be made by the end of the Company’s Fiscal Year in which such actual Liquidation occurs (or, if later, within 90 days after such event) in the manner required to comply with the Treasury Regulations promulgated under Section 704(b) of the Code (the “§704(b) Regulations”). If it is not practicable to make such Distributions within that time, they may be delayed for a reasonable time to allow the orderly liquidation of the Company’s assets. Payments or Distributions in Liquidation may be made to a liquidating trust established by the Company for the benefit of those entitled to payments under Section 12.2, in any manner consistent with this Agreement and the § 704(b) Regulations.
     12.6 Liquidating Reports. A report will be submitted with each liquidating Distribution to Members, showing the collections, disbursements and Distributions during the period which is subsequent to any previous report. A final report, showing cumulative collections, disbursements and Distributions, will be submitted upon completion of the liquidation process.
     12.7 Certificate of Dissolution. Upon Dissolution of the Company and the completion of the winding up of its business, the Company will file a Certificate of Dissolution (or other instrument appropriate to cancel its Certificate of Formation) with the Delaware Secretary of State pursuant to the Act. At such time, the Company will also file an application for withdrawal of its certificate of authority in any jurisdiction where it is then qualified to do business.
ARTICLE 13
GENERAL PROVISIONS
     13.1 Amendment. This Agreement may be amended only by a writing signed by all Members.

     13.2 Authorized Representatives.
     (a) For the purposes hereof, all Approvals hereunder shall be deemed valid and binding on a Member if given by any Authorized Representative thereof.
     (b) The four individuals appointed to the Executive Committee under Section 5.2, shall be deemed the Authorized Representatives of the respective Members which appointed them.
     (c) Any Member may remove or change any of its Authorized Representatives or appoint additional Authorized Representatives by giving written notice thereof to the other Member. Such change, removal, or appointment shall be effective upon the later to occur of (i) the date of receipt of such notice by such other Member or (ii) the effective date for such change, removal or appointment set forth in such notice. Any replacement or additional Authorized Representative thereof shall in the case of the Campus Crest be either an officer or manager of Campus Crest or an Affiliate thereof.
     13.3 Arbitration.
     (a) Except in the event of a breach by a Member under Article 10 or Section 13.19 hereof, if any dispute, controversy or claim arises between the Members with respect to whether either Member is in breach or default of its respective obligations hereunder, or as to whether any breach or default has occurred under the Property Management Agreement, the Construction Agreement or the Development Agreement, or any agreement between Campus Crest or any of its Affiliates and the Company (or any of its Affiliates), then the dispute shall be settled by arbitration at a location in the United States where the defendant Member has its principal place of business (or if the principal place of business of the defendant Member is outside the United States, at a location in the United States designated by the defendant Member). Such arbitration shall be administered by the American Arbitration Association (“AAA”) and shall be conducted in accordance with the Commercial Arbitration Rules (the “Rules”) of AAA then in effect, or such other arbitral body as the Members may jointly select.
     (b) The award of the arbitrator shall be binding upon the parties and each party hereby consents to the entry of judgment by any court of competent jurisdiction in accordance with the decision of the arbitrator.
     (c) The prevailing party in any such arbitration shall be entitled to recover, in addition to any other relief awarded, its reasonable costs of preparation for and participation in the arbitration, including reasonable attorneys’ fees. The arbitrator shall have no power to award punitive, treble or other multiple damages, as a result of this Section 13.3, and the arbitrator’s jurisdiction is limited accordingly, and no arbitration award issued pursuant to this Section 13.3 shall grant such damages.

     (d) The Members hereby agree to make a good faith effort to resolve any dispute, controversy or claim arising between them prior to electing to arbitrate such matter.
     (e) Any such arbitration proceedings shall include by consolidation, joinder or joint filing, any additional person or entity not a party to this Agreement to the extent necessary to the final resolution of the matter in controversy.
     (f) In the event that a Member breaches any provision of Article 10 or Section 13.19 hereof, the Company or the other Member, as applicable, shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction (either in law or in equity) to enforce the specific performance thereof by the Member or to enjoin the Member from any further or continuing breach or violation without the necessity of showing actual damages or furnishing a bond or other security. In the event the Company the other Member, as applicable, initiates any legal action (including, without limitation, litigation) to enforce Article 10 or Section 13.19 hereof or to seek damages for any breach hereof, the Company shall be entitled to recover from the Member reasonable attorneys’ fees and all other costs incurred by it in connection with such legal action. Each Member hereby irrevocably waives all defenses inconsistent with the terms of this Section 13.3(f). Each Member hereby submits to the jurisdiction of the federal or state courts of the location in the United States where the defendant Member has its principal place of business (or if the principal place of business of the defendant Member is outside the United States, at a location in the United States designated by the defendant Member) for all matters related in any manner to this Section 13.3(f).
     13.4 Unregistered Interests. Each Member (a) acknowledges that the Membership Interests are not securities and, therefore have not been registered under The Securities Act of 1933, as amended, or under similar provisions of state law, (b) represents and warrants that such Person is an accredited investor as defined for federal securities laws purposes, (c) represents and warrants that the Membership Interest is being acquired for such Person’s own account, for investment, and with no view to the distribution of the Membership Interest, and (d) agrees not to sell or to offer to sell all or any part of its Membership Interest without registration under the Securities Act of 1933, as amended, and any applicable state securities laws, unless the transfer is exempt from such registration requirements.
     13.5 Waiver of Dissolution Rights. The Members agree that irreparable damage would occur if any Member should bring an action for judicial dissolution of the Company. Accordingly, each Member accepts the provisions under this Agreement as such Person’s sole entitlement on Dissolution of the Company and waives and renounces such Person’s right to seek a court decree of dissolution or to seek the appointment by a court of a liquidator for the Company.
     13.6 Waiver of Partition Right. Each Member waives and renounces any right that it may have prior to Dissolution and Liquidation to institute or maintain any action for partition with respect to any real property held by the Company.

     13.7 Waivers Generally. No course of dealing will be deemed to amend or discharge any provision of this Agreement. No delay in the exercise of any right will operate as a waiver of such right. No single or partial exercise of any right will preclude its further exercise. A waiver of any right on any one occasion will not be construed as a bar to, or waiver of, any such right on any other occasion.
     13.8 Notice. All Notices under this Agreement will be in writing and will be sent addressed as follows:

If to HSRE:	c/o Harrison Street Real Estate Capital,
LLC
71 S. Wacker Drive
Suite 3571
Chicago, IL 60606
Attn: Christopher N. Merrill
Stephen M. Gordon

With copy (not constituting notice) to:	DLA Piper US LLP
203 N. LaSalle #1900
Chicago, IL 60601
Attn: Jesse A. Criz

If to Campus Crest:	c/o Campus Crest Communities, Inc.
2100 Rexford Rd, 4th Floor
Charlotte, NC 28211
Attention: Donald L. Bobbitt, Jr.

With a copy (not constituting notice) to:	c/o Bradley Arant Boult Cummings LLP
One Federal Place
1819 Fifth Avenue North
Birmingham, AL 35203
Attention: Dawn Helms Sharff
     Each Member shall have the right from time to time to change its address and add or delete, or change the addresses of, Persons to whom copies of Notices must be sent. Any Notice given to any Member in accordance with this Agreement will be deemed to have been duly given: (a) on the date of receipt if personally delivered, (b) five (5) days after being sent by U.S. mail, postage prepaid, (c) the date of receipt, if sent by registered or certified U.S. mail, postage prepaid, or (d) one (1) business day after having been sent by a nationally recognized overnight courier service. In computing time periods, the day of Notice will be included. For Notice purposes, a day means a calendar day. Any Notice given by a Member to all other Members shall be deemed given to the Company.
     13.9 Other Business of Members. Subject to the terms of this Agreement, the terms of the Non-Competition and Right of First Opportunity Agreement and the terms of the

Development Agreement, Construction Agreement and Property Management Agreement, the Members, their constituent owners, their Affiliates, and the respective employees and agents of all such parties, shall be free to engage in or possess any interests in other business ventures of any kind, whether or not directly competing with the Company or the Properties, and to exploit other business opportunities, whether or not arising from the conduct of Company business, and the pursuit of such ventures or business opportunities will not be deemed improper for purposes of this Agreement.
     13.10 Partial Invalidity. Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if for any reason any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable in any respect, such action will not affect any other provision of this Agreement. In such event, this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in it.
     13.11 Entire Agreement. This Agreement and the other instruments being entered into between the parties pursuant hereto or thereto, contains the entire agreement and understanding of the Members concerning its subject matter and supersedes all other prior agreements, including, without limitation, the Original Agreement.
     13.12 Benefit. The contribution obligations of each Member will inure solely to the benefit of the other Members and the Company, without conferring on any other Person any rights of enforcement or other rights.
     13.13 Binding Effect. This Agreement is binding upon, and inures to the benefit of, the Members and their permitted transferee; provided that, any transferee will have only the rights specified in Section 10.5 unless admitted as a Substitute Member in accordance with this Agreement.
     13.14 Further Assurances. Each Member agrees, without further consideration, to sign and deliver such other documents of further assurance as may reasonably be necessary to effectuate the provisions of this Agreement.
     13.15 Headings. Article and section titles have been inserted for convenience of reference only. They are not intended to affect the meaning or interpretation of this Agreement.
     13.16 Governing Law. Except to the extent pre-empted by any federal law, this Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware. Any conflict or apparent conflict between this Agreement and the Act will be resolved in favor of this Agreement, except as otherwise expressly required by the Act.
     13.17 Limited Liability of Member. Except as expressly required under the Act or required hereunder, (i) no Member shall have any liability to contribute money or make loans to, the Company, and (ii) no Member shall be liable for any liabilities or obligations of the Company.

     13.18 Counterparts. This Agreement may be executed in multiple counterparts with separate signature pages, each such counterpart shall be considered an original, but all of which together shall constitute one and the same instrument. To facilitate the execution of this Agreement, the parties may execute and exchange by facsimile or by Adobe Acrobat counterparts of the signature pages, and such execution shall be deemed an original by the parties.
     13.19 Confidential Information. Except to the extent required or permitted by this Agreement or required by any applicable Law, or compelled use in litigation, or for tax return preparation, each Member shall maintain the confidentiality of, and not publicly disclose, (a) the terms of this Agreement, any agreement executed in connection herewith or any agreement to which the Company or any Subsidiary thereof is a party or (b) any financial information or other forecasts regarding the Company or any Subsidiary thereof, in all cases other than with the Approval of all Members (which Approval shall not be unreasonably withheld), without the consent of the Company and the other Members. Without limiting the generality of the foregoing, prior to a Member issuing any press release, disclosure statement or other marketing item, such release, statement or item shall be presented to and subject to the Approval of the other Member, such Approval not to be unreasonably withheld or delayed. Notwithstanding the foregoing, no information provided by Campus Crest to its Affiliates or in any private placement memorandum, organizational documents or regular reports that either HSRE or Campus Crest provides to investors (or potential investors) in any fund of which it is a sponsor, managing general partner or the equivalent shall be subject to the foregoing terms of this Section 13.19. Nothing in this Section 13.19 is intended to waive the attorney-client privilege or any other privilege, including the tax advisor privilege under Section 7525 of the Code. In the event either Member shall disclose any information of the other Member to the extent required by Law, (i) the disclosing Member shall send Notice of such disclosure to the other Member immediately after such disclosure unless prohibited by Law and (ii) the disclosing party shall use reasonable efforts to seek protection for confidential information that is required to be disclosed.
[signature pages to follow]

     IN WITNESS WHEREOF, each of the parties has executed this Amended and Restated Operating Agreement of HSRE-Campus Crest I, LLC, as of the date first set forth above, and agrees to be bound by this Agreement.

Campus Crest:

CAMPUS CREST VENTURES III, LLC, a
Delaware limited liability company

By:	Campus Crest Properties, LLC, a North Carolina limited liability company, its Manager

By:

Name:

Its:

HSRE:

HSRE-CAMPUS CREST IA, LLC, a Delaware
limited liability company

By:	HSREP II Holding, LLC, a Delaware limited liability company, its sole member

	By:	HSRE REIT II, a Maryland real estate investment trust, its member

By:

		Name:	Stephen Gordon
		Its:	Trustee

JOINDER
     The undersigned hereby executes this Agreement not as a Member of the Company, but solely for the purposes of guaranteeing payment of the obligations of Campus Crest and the Developer, to the extent provided for under this Agreement, the Development Agreement and the Completion and Cost Overrun Guaranty Agreement.

October __, 2010	CAMPUS CREST GUARANTOR:

CAMPUS CREST COMMUNITIES OPERATING PARTNERSHIP, LP

By:

Name:

Its:

JOINDER
     The undersigned hereby executes this Agreement not as a Member of the Company, but solely for the purposes of approving the form of the Development Agreement attached hereto as Exhibit F and the form of the Property Management Agreement attachment hereto Exhibit G.

October __, 2010	PROPERTY MANAGER:

THE GROVE STUDENT
PROPERTIES, INC., a Delaware
corporation

By:
Name:

Its:

October __, 2010	DEVELOPER:

CAMPUS CREST DEVELOPMENT,
INC., a Delaware corporation

By:
Name:

Its:

EXHIBIT A
DEFINITIONS
     Act. The Delaware Limited Liability Company Act, as amended from time to time.
     Acquisition Budget. For each Property acquired by the Company, a form of which attached as Exhibit K.
     Acquisition Loan. For each Property acquired by the Company, the loan(s) obtained by the Company to fund the acquisition of such Property.
     Acquisition Property. An existing student housing Property that has been or is intended to be acquired by the Company.
     Acquisition Termination Notice. The meaning set forth in Section 3.3(b) hereof.
     Additional Member. Any new Member admitted after the date of this Agreement other than a Substitute Member.
     Additional Properties. All Development Projects and Acquisition Properties acquired by the Company.
     Affiliate. Any Person that directly, or through one or more intermediaries, Controls or is Controlled by or is under Common control with a Member; any Person that is an officer, director, partner, member, principal, manager or trustee of or serves in a similar capacity with respect to a Member, or any Entity in which a Member, directly or indirectly, is a partner, principal, shareholder, member, beneficiary or otherwise an owner. For purposes hereof, the term “Control” of Person shall mean the power, directly or indirectly, to direct or cause the direction of management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
     Agreement. This Amended and Restated Operating Agreement of the Company, also known as a limited liability company agreement under the Act, as amended from time to time.
     Annual Business Plan. The annual business plan of the Company which has been approved by the Members, from time to time pursuant to Section 5.5 hereof.
     Annual Operating Budget. The annual operating budget of the Company which has been approved by the Members, from time to time pursuant to Section 5.5 hereof.
     Approve, Approved or Approval. As to the subject matter thereof and as the context may require or permit, an express approval contained in a written statement signed by an approving Person or any authorized representative thereof.

     Approved Pre-Development Costs or Pre-Acquisition Costs. The Pre-Development Costs or Pre-Acquisition Costs incurred by Campus Crest and its Affiliates in connection with the acquisition or development of a Property, each as set forth in the applicable Acquisition or Development Budget Approved by HSRE.
     Budgeted Project Costs. The aggregate costs for the acquisition or development of a Property as set forth in the applicable Acquisition or Development Budget, respectively.
     Buy-Out Closing Date. The meaning set forth in Section 9.6 hereof.
     Buy/Sell Notice. The meaning set forth in Section 9.1 hereof.
     Buy/Sell Price. The meaning set forth in Section 9.1 hereof.
     Campus Crest. The meaning set forth in the Recitals.
     Campus Crest Change in Control Effective Date. The meaning set forth in Section 5.1(c) hereof.
     Campus Crest Guarantor. Campus Crest Communities Operating Partnership, LP, a Delaware limited partnership.
     Campus Crest Triggering Event. The meaning set forth in Section 6.1 hereof.
     Capital Account. The meaning set forth in Exhibit B hereof.
     Capital Call. The meaning as set forth in Section 3.2 hereof.
     Capital Contribution. The amount of money and/or the Fair Market Value of any property contributed to the capital of the Company by a Member (less the amount of liabilities encumbering such property assumed by the Company or to which such property is subject). For purposes of calculating the Internal Rate of Return under Section 4.4, the Capital Contributions of HSRE and the dates of such Capital Contributions shall be set forth on Schedule ___ attached hereto. [SCHEDULE TO BE ATTACHED]
     Capital Event. The borrowing of any funds by the Company or the placement of new or additional financing securing all or any portion of a Property or any interest therein; the refinancing of any existing or new financing upon all or any portion of a Property or any interest therein; or the sale, exchange, condemnation, casualty loss or other disposition (whether voluntary or involuntary) of all or any portion of the Properties or any interest therein (including any disposition in consideration for securities in any real estate investment trust or other entity), other than leases of space and dispositions of personal property in the ordinary course of business.
     Capital Proceeds. The consideration resulting from a Capital Event with respect to one or more of the Properties, less the sum of (a) any expenses incurred in connection with such Capital Event, (b) any portion of such proceeds applied toward the payment of any indebtedness being refinanced or secured by or relating to the Property disposed of, (c) any portion of such proceeds applied to acquire, develop, or rehabilitate real property or personal property or interests therein in accordance with the terms hereof, and (d) any portion of the proceeds reserved for payment of expenses and/or working capital Approved by HSRE.
     Certificate. The Certificate of Formation of the Company, as amended from time to time.
     Certificate of Occupancy. The date upon which the Developer secures a final certificate of occupancy or local equivalent for Development Properties.
     Code. The Internal Revenue Code of 1986, as amended from time to time (including corresponding provisions of subsequent revenue laws).
     Company. HSRE-CAMPUS CREST I, LLC, a Delaware limited liability company, as formed under the Certificate and governed by this Agreement.
     Completion and Cost Overrun Guaranty. The completion, payment and performance guaranty to secure the completion of a Development Project and payment of Cost Overruns, executed and delivered by the Campus Crest Guarantor in favor of the Company and, to the extent required, the holder of the Construction Loan.
     Completion Date. The date upon which the final completion of a Development Project occurs in accordance with the Development Agreement.
     Construction Agreement. That certain Construction Agreement to be entered into by Campus Crest Construction, Inc., a Delaware corporation, and each Property Owning Subsidiary, a form of which is attached hereto as Exhibit O.
     Construction Loan. The indebtedness of the Company incurred pursuant to Section 3.6 hereof in connection with the construction and development of each Development Project.
     Construction Schedule. The construction schedule for a Development Project.
     Contributed Property Interest. The meaning set forth in Section 3.3(a) hereof.
     Contributing Member. The meaning set forth in Section 3.6(a) hereof.
     Control or control. The power, directly or indirectly, to direct or cause the direction of management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
     Conversion Date. The meaning set forth in Section 6.5(a) hereof.
     Cost Overruns. The meaning set forth in the Development Agreement.

     “Day” or “day”. Any day which is not a Saturday or Sunday and on which banks are open for business in the State of New York.
     Default Amount. The meaning set forth in Section 3.6(a) hereof.
     Defaulting Member. The meaning set forth in Section 3.6(a) hereof.
     Defaulting Purchaser. The meaning set forth in Section 9.8 hereof.
     Development Agreement. The Development Agreement in the form attached as Exhibit F to be entered into by Developer and the Property Owning Subsidiary that develops a Development Project.
     Development Budget. The final development budget for each Development Project Approved by HSRE, a form of which is attached as Exhibit K.
     Development Project. A Property that has been or is intended to be developed and constructed by the Company, including, without limitation, the Properties set forth on Schedule I attached hereto.
     Developer. Campus Crest Development, Inc., a Delaware corporation, or such other Person as Approved by HSRE.
     Dilution Percentage. The meaning set forth in Section 3.6(e) hereof
     Distribution. The amount of any money (expressed in United States currency) and the Fair Market Value of any property (net of liabilities) distributed by the Company to the Members, whether as a distribution of Net Cash Flow or otherwise under this Agreement. For purposes of calculating the Internal Rate of Return under Section 4.4, Distributions shall also include the amount of proceeds received by a Member from the sale or disposition of all or a portion of its Ownership Interest in the Company or a Property owned by the Company to another Member or a third party, the amount of Necessary Cost Loans made by a Member, and any proceeds distributed to a Member in repayment of any preferred equity investment in any Subsidiary.
     Distribution Shortfall. The meaning set forth in Section 4.4 hereof.
     Dissolution. The occurrence of any of the events set forth in Section 11.1, causing the Company to dissolve as a legal entity.
     Entitlements. Any and all entitlements, permits, zoning, governmental and/or quasi-governmental approvals and exactions including, without limitation, a vesting tentative tract map and conditional use permits required to be obtained in order to develop and construct a Development Project.

     Entity. Any corporation, general partnership, limited partnership, joint venture, trust, business trust, limited liability company or other association or other form of business or legal entity.
     Exercise Amount. The meaning set forth in Section 3.7(d) hereof.
     Excess Project Costs. With respect to each line item of Project Costs, the amount, if any, by which such line item of Project Costs exceeds said line item of Budgeted Project Costs.
     Exercise Period. The meaning set forth in Section 9.2(a) hereof.
     Event of Withdrawal. The meaning set forth in Section 11.2 hereof.
     Fair Market Value. The value of any property distributed to a Member by the Company, as determined by the mutual agreement of HSRE and Campus Crest in the case of any other asset.
     Financing Commitment. The meaning set forth in Section 9.2(b) hereof.
     Fiscal Year. The fiscal and taxable year of the Company, including both 12-month and short fiscal or taxable years.
     Funding Conditions. Those conditions set forth in Exhibit E that must be satisfied in order for HSRE to be obligated to make a Mandatory Capital Contribution for a Development Project or the acquisition of a Property.
     Funding Member. The meaning set forth in Section 3.7(a) hereof.
     General Contractor. The general contractor for a Development Project Approved by the Members.
     Governmental Authority. Any federal, state or local government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, board, office, body or commission or other governmental authority or agency, domestic or foreign.
     Hard Costs. The total Budgeted Project Costs, excluding land cost, Soft Costs, any transfer taxes and customary fees payable to local jurisdictions associated with selling the land and any other fees payable to HSRE, Campus Crest or their Affiliates.
     HSRE. The meaning as set forth in the Recitals.
     HSRE Change in Control Effective Date. The meaning set forth in Section 5.1(c) hereof.
     HSRE Mandatory Capital Contribution. Any Mandatory Capital Contribution made by HSRE.

     HSRE Triggering Event. The meaning set forth in Section 6.3 hereof.
     IC Approval Notice. The meaning set forth in Section 3.3(b) hereof.
     Immediate Family. The parents, children, grandchildren and spouse of such Person.
     In Balance. As defined in the Development Agreement.
     Initial Capital Contribution shall mean the amount of cash or the Fair Market Value of any property contributed to the Company by the Members pursuant to Section 3.1 hereof.
     Initiating Member. The meaning set forth in Section 9.1 hereof.
     Initiating Member Purchase Price. The meaning set forth in Section 9.2(b) hereof.
     Internal Rate of Return. The rate, determined as set forth herein, which will discount Distributions made to a Member by the Company to an amount equal to the Capital Contributions made by such Member. A specified Internal Rate of Return (the “Applicable IRR”) shall be deemed to have been attained as of any date that (i) the sum of the separate present values of each Distribution made to the Member, when discounted to their present values as of the date of the Initial Capital Contribution made by such Member, using a discount rate equal to the Applicable IRR is equal to (ii) the sum of the separate present values of each Capital Contribution made to the Company by such Member, when discounted to their present values as of the date of the Initial Capital Contribution made by such Member, using the same specific discount rate as referred to above. The XIRR function in Microsoft Excel, U.S. English Version MS Excel 2003 or any other program approved by the Members shall be used to calculate whether an Applicable IRR is obtained, and the present value shall be determined using monthly compounding periods. Any Capital Contributions made by a Member and Distributions made by the Company to a Member during a month shall be deemed to occur on the first or last day of the month in which such Distribution or Capital Contribution is made, whichever is closer to the actual date of such Capital Contribution or Distribution. The Internal Rate of Return with respect to any Member shall be deemed to include any amount paid or received by any predecessor in interest of any Member.
     “Internal Revenue Service” or “IRS”. The Internal Revenue Service of the United States.
     Laws. All statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, all Governmental Authorities.
     Lease. Any agreement in effect from time to time between the Company or a Property Owning Subsidiary, as landlord, and any other Person, as tenant, conferring upon said tenant the right to use and occupy space at a Property, including without limitation the leases for retail, parking or storage space (including, without limitation, month-to-month tenancies), and any occupancy, licensee, franchise and concessionaire agreement from time to time applicable to a Property (other than subleases, occupancy, license, franchise, concessionaire agreements entered into by tenants and third parties for space within such tenant’s premises) and all amendments and supplements thereto.
     Liquidation. The process of winding up and terminating the Company after its Dissolution.
     Major Decisions. The meaning set forth in Section 5.2 hereof.
     Mandatory Capital Contributions. With respect to any Member, any Capital Contribution required to be made by such Member pursuant to Section 3.2, Section 3.4, or otherwise designated as a “Mandatory Capital Contribution” under this Agreement.
     Mandatory Capital Limit. An amount equal to the Budgeted Project Costs for the acquisition or development of a Property, minus the amount of Project Financing to be obtained by the Company with respect to such Property, all as Approved by HSRE.
     Material Change in Control. The meaning set forth in Section 5.1(c) hereof.
     Member. An initial Member as listed in Section 1.4, and any other Person subsequently admitted to the Company as an Additional Member or Substitute Member in accordance with the terms of this Agreement.
     Membership Interest. With respect to each Person owning an interest in the Company, all of the interests of such Person in the Company, including such Person’s interest in the Profits and Losses of the Company, such Person’s Capital Account, such Person’s right to receive Distributions and all other rights and obligations of such Person under this Agreement.
     Necessary Contributions. The meaning set forth in Section 3.7 hereof.
     Net Cash Flow. Operating Cash Flow and Capital Proceeds.
     Net Invested Capital. Shall mean the aggregate amount of Capital Contributions made to the Company by a Member, reduced by the amount of distributions constituting a return of capital under Section 4.1(b)(ii).
     Non-Competition and Right of First Opportunity Agreement. The Non-Competition and Right of First Opportunity Agreement dated of even date herewith, by and between Campus Crest Group, LLC, a North Carolina limited liability company, and Harrison Street Real Estate Capital, LLC, a Delaware limited liability company.
     Non-Defaulting Purchaser. The meaning set forth in Section 9.8 hereof.
     No Funding Notice. The meaning set forth in Section 9.2(b) hereof.
     Non-Initiating Member. The meaning set forth in Section 9.1 hereof.

     Non-Initiating Member Purchase Price. The meaning set forth in Section 9.3(a) hereof.
     Notice. A written notice actually delivered or deemed delivered under Section 13.8 hereof.
     Operating Cash Flow. With respect to any period, the amount by which the gross cash receipts, other than Capital Contributions, in such period exceed the sum of the following (to the extent not paid from Capital Proceeds): (a) all principal and interest payments on any indebtedness of the Company or any Subsidiary, and all other sums paid to such lenders in such period; (b) all cash expenditures (including expenditures for capital improvements) made in such period incident to the operation of the Company or any Subsidiary business; and (c) working capital and other reserves for operation of the Company business Approved by HSRE.
     Parent REIT. The meaning set forth in Section 5.9(a) hereof.
     Participating Percentages. With respect to each Member, the aggregate Capital Contributions of a Member divided by the aggregate Capital Contributions of all of the Members, as adjusted from time to time pursuant to the terms of this Agreement. If the Participating Percentages of the Members are changed pursuant to the terms of this Agreement, such change shall be effective for all purposes on the date of the change. As of the date hereof, the Participating Percentages of each Member are as follows:

HSRE	50.1%
Campus Crest	49.9%
     Permitted Transferees. The meaning set forth in Section 10.2 hereof.
     Person. An individual, corporation, partnership, limited partnership, trust, unincorporated organization, association or other entity.
     Plans and Specifications. The plans and specifications for the Project, prepared by the Architect (as defined in the Development Agreement), as the same may thereafter be changed, replaced in whole or in part, or supplemented in accordance herewith.
     Pool Cutoff Date. With respect to the Company, December 15, 2009; and with respect to each subsequent Portfolio Company, October 31 of the year in which such subsequent Portfolio Company was formed, unless the Members agree otherwise.
     Portfolio Company. The meaning set forth in Section 2.3 hereof.
     Pre-Acquisition Costs. The pre-acquisition costs incurred by Campus Crest and its Affiliates in connection with the acquisition of a Property.
     Pre-Acquisition Due Diligence Budget. The budgets submitted by Campus Crest to HSRE setting forth the Pre-Acquisition Costs to be incurred with respect to an acquisition of an Additional Property.

     Pre-Development Costs. The pre-development costs incurred by Campus Crest and its Affiliates in connection with the development of a Development Project.
     Prime Rate. The “base rate” of interest announced from time to time by Citibank, New York, New York; or, if Citibank shall cease to exist or shall cease to announce a prime rate, the prime rate, corporate base rate or other comparable rate of interest announced from time to time by the largest national banking association with headquarters in New York, New York.
     Project Costs. The actual costs to acquire, construct and complete the Development Project, including the cost of land, construction debt financing, all Soft Costs and all actual operating costs through the Completion Date, including any contingencies provided for in the Development Budget.
     Project Financing. The amount of the Acquisition Loan, in the case of a Property that is not a Development Project, or the Construction Loan, in the case of a Development Project, to be obtained, as set forth in the Acquisition Budget or the Development Budget, as applicable, Approved by HSRE.
     Properties. The properties set forth on Schedule I attached hereto and the Additional Properties.
     Property Manager. The Grove Student Properties, Inc., a Delaware corporation.
     Property Management Agreement. The Property Management Agreement in the form attached hereto as Exhibit G to be entered into by the Property Manager and the Company or the relevant Property Owning Subsidiary.
     Property Owning Subsidiary. Each Subsidiary that owns a Property.
     Purchase Option. The meaning set forth in Section 9.2(a) hereof.
     Recourse Obligations. The meaning set forth in Section 9.4(a) hereof.
     Reimbursement Amount. The meaning set forth in the Development Agreement.
     Reimbursement Conditions. The meaning set forth in the Development Agreement.
     REIT. The meaning set forth in Section 5.9 hereof.
     Request for Advance. The meaning set forth in Section 3.4(d) hereof.
     Required Amount. The meaning set forth in Section 3.4(d) hereof.
     Related Party Agreement. The meaning set forth in Section 5.1(d) hereof.
     Reply Notice. The meaning set forth in Section 9.2(a) hereof.
     Review Items. The meaning set forth in Section 5.6 hereof.

     Sale Option. The meaning set forth in Section 9.2(a) hereof.
     Sale Period. The meaning set forth in Section 9.3(a) hereof.
     Secured Lender. Any owner or holder of a secured claim or lien against a Property, including any mortgagee under construction or permanent financing.
     Services Agreement. The meaning set forth in Section 5.9(b) hereof.
     Soft Costs. The costs of design, engineering, legal, accounting, interest, construction loan charges, title company charges and real estate taxes accrued during the construction period as set forth in the Development Budget and any other costs designated as “soft costs” in the Development Budget, including, without limitation, projected operating deficit amounts through the Completion Date, and which shall include reasonable costs incurred by HSRE to engage legal counsel to review and approve actions undertaken by Campus Crest, evaluate and advise HSRE with respect to Company matters relating to a Development Project, evaluating approvals requested by Campus Crest and otherwise performing services for the Company upon Campus Crest’s prior approval and further provided that any costs incurred by either Member related to engaging counsel in connection with a dispute between the Members shall not be Soft Costs.
     Subsidiary. Any business enterprise in which the Company has a direct or indirect ownership interest and which is controlled directly or indirectly by the Company.
     Substantial Completion Date. Shall have the meaning set forth in the Development Agreement.
     Substitute Member. A transferee of a Membership Interest who is admitted as a new Member under Section 11.2 in respect of the Membership Interest transferred.
     Tax Allocation Provisions. The tax provisions to be followed by the Company as described in Exhibit B.
     Transfer. The meaning set forth in Section 10.1 hereof.
     Treasury Regulations. The Treasury regulations promulgated under the Code, as amended from time to time.
     TRS. The meaning set forth in Section 5.9(b) hereof.
     Unfunded Excess Project Costs. Any Excess Project Costs which, at the time they are required to be paid by the Company, are not able to be funded from Mandatory Capital Contributions and Project Financing. For purposes of determining Unfunded Excess Project Costs, the proceeds of borrowings by the Company shall be deemed to be applied first to Budgeted Project Costs, irrespective of how said proceeds may be allocated as between the Company and the lenders in question.

EXHIBIT B
UNITED STATES INCOME TAX MATTERS
     1. Company for Federal Income Tax Purposes. The Company intends to be treated as a partnership for United States (U.S.) income tax purposes.
     2. Capital Accounts. The Company shall maintain a separate Capital Account for each Member according to the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). For this purpose, the Company may, upon the occurrence of the events specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), adjust the Member’ Capital Accounts in accordance with the rules of such regulation and Treasury Regulation Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of Company property. For purposes of computing the amount of any item of Company income, gain, loss or deduction to be allocated pursuant to Section 3 below and to be reflected as an adjustment to the Members’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose), provided that:
     (a) The computation of all items of income, gain, loss and deduction shall include income exempt from federal income tax and those items described in Code Section 705(a)(2)(B) or Treasury Regulation Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for federal income tax purposes.
     (b) If the Book Value (as defined below) of any Company property is adjusted pursuant to Treasury Regulation Section 1.704-1 (b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.
     (c) Items of income, gain, loss or deduction attributable to the disposition of Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.
     (d) Items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g).
     (e) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining the amount in the Capital Accounts, the amount, of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

     (f) For purposes of this Exhibit B, “Book Value” shall mean with respect to any asset, such asset’s adjusted basis for United States federal income tax purposes, except as follows: (i) the initial Book Value of any asset contributed by a Member to the Company shall be the fair market value of such asset as of the date of the contribution (as determined hereunder); (ii) the Book Value of all Company assets shall be adjusted to equal their respective fair market value (as determined hereunder) upon each occurrence of the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and (iii) the Book Value of any asset distributed by the Company to a Member shall be adjusted to equal the fair market value (as determined hereunder) of such asset on the date of distribution.
     3. Allocations.
     (a) For Capital Account purposes, all items of taxable income and gain under the Code (“Profits”) and all items of deduction and loss under the Code (“Losses”) shall (subject to Section 3(f)) be allocated among the partners in a manner such that if the Company were dissolved, its affairs wound up and its assets distributed to the Members in accordance with their respective Capital Account balances immediately after making such allocation, such distributions would, as nearly as possible, be equal to the distributions that would be made pursuant to Section 4.1 of this Agreement. For the purposes of this Section 3, the assets held by the Company shall be deemed to have a value equal to their “Book Value” without regard to Section 2(d)(ii) hereof. The foregoing allocations are intended to cause all items of income, gain, deduction and loss to be allocated in a manner consistent with the distributions of Operating Cash Flow and Capital Proceeds under Section 4.1 of this Agreement. To effectuate this result, the Company may (with the Approval of HSRE) make such other assumptions (in addition to those described above in this Section 3(a)), as it deems necessary or appropriate in order to cause the allocations of income, gain deduction and loss to be consistent with the intended economic arrangement of the Members as set forth in Section 4.1.
     (b) For federal, state and local income tax purposes, all Profits and Losses shall be allocated to the Members in accordance with the allocations of the corresponding items for Capital Account purposes under Section 3, except that items with respect to which there is a difference between tax and book basis (“book-tax disparity”) will be allocated in accordance with Section 704(c) of the Code, the Treasury Regulations thereunder, and Treasury Regulations Section 1.704-1(b)(4)(i). The methodology for curing any book-tax disparity shall require the Approval of HSRE.
     (c) The provisions of this Section 3 are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. Campus Crest shall be authorized to make appropriate amendments to the allocations of items pursuant to this Section 3 if necessary in order to comply with Section 704 of the Code of applicable Treasury Regulations thereunder; provided that no such change shall have any effect upon the amount distributable to any Member.

     (d) Notwithstanding any provision set forth in this Section 3, no item of deduction or loss shall be allocated to a partner to the extent the allocation would cause a negative balance in such partner’s Capital Account (after taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) that exceeds the amount that such partner would be required to reimburse the Company pursuant to this paragraph or under applicable U.S. federal income tax law (including amounts that a partner would be deemed to be obligated to restore pursuant to Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5)). In the event some but not all of the partners would have such excess Capital Account deficits as a consequence of such an allocation of loss or deduction, the limitation set forth in this Section 3(d) shall be applied on a partner by partner basis so as to allocate the maximum permissible deduction or loss to each partner under Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations. All deductions and losses in excess of the limitations set forth in this Section 3(d) shall be allocated in accordance with Treasury Regulations promulgated under Section 704 of the Code. In the event any loss or deduction shall be specially allocated to a partner pursuant to either of the two preceding sentences, an equal amount of income of the Company shall be specially allocated to such partner prior to any allocation pursuant to Section 3(a).
     (e) In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6), items of Company income and gain shall be specially allocated to such partner in an amount and manner sufficient to eliminate as quickly as possible any deficit balance in its Capital Account in excess of that permitted under Section 3(d) created by such adjustments, allocations or distributions. Any special allocations of items of income or gain pursuant to this Section 3(e) shall be taken into account in computing subsequent allocations pursuant to this Section 3 so that the net amount of any items so allocated and all other items allocated to each partner pursuant to this Section 3 shall, to the extent possible, be equal to the net amount that would have been allocated to each such partner pursuant to the provisions of this Section 3 if such unexpected adjustments, allocations or distributions had not occurred.
     (f) In the event the Company incurs any nonrecourse liabilities, income and gain shall be allocated in accordance with the “minimum gain chargeback” provisions of Sections 1.704-1(b)(4)(iv) and 1.704-2 of the Treasury Regulations.
     4. Tax Elections and Accounting Methods. All elections and accounting methods, depreciation and amortization recovery periods for purpose of the U.S. tax requirements, including the method of allocating items with respect to contributed property under Section 1.704-3 of the Treasury Regulations, will be made by the Tax Matters Member designated below and shall require the Approval of HSRE.
     5. Tax Matters Member. Campus Crest is designated as the tax matters partner under § 6231(a)(7) of the Code. The tax matters partner will be responsible for notifying all Members of ongoing proceedings, both administrative and judicial, and subject to Section 5.2 of the Company Agreement, will represent the Company throughout any such proceeding. The

Members will furnish the tax matters partner with such information as it may reasonably request to provide the Internal Revenue Service and any foreign taxing authority with sufficient information to allow proper notice to the Members. If an administrative proceeding with respect to a partnership item under the Code has begun, and the tax matters partner so requests, each Member will notify the tax matters partner of its treatment of any partnership item on its federal income tax return, if any, which is inconsistent with the treatment of that item on the partnership return for the Company. Any settlement agreement with the Internal Revenue Service (which will not be entered into by Campus Crest without the prior Approval of HSRE) will be binding upon the Members only as provided in the Code. The tax matters partner will not bind any other Member to any extension of the statute of limitations or to a settlement agreement without such Member’s written consent. Any Member who enters into a settlement agreement with respect to any partnership item will notify the other Members of such settlement agreement and its terms no later than ten (10) days prior to the effective date of settlement. If the tax matters partner does not file a petition for readjustment of the partnership items in the Tax Court, Federal District Court or Claims Court within the 90-day period following a notice of a final partnership administrative adjustment, any notice partner or 5-percent group (as such terms are defined in the Code) may institute such action within the following 60 days. The tax matters partner will timely notify the other Members in writing of its decision. Any notice partner or 5-percent group will notify any other Member its filing of any petition for readjustment. The Company shall reimburse the tax matters partner for any and all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ and other professional fees) incurred by it in its capacity as tax matters partner. The Company shall indemnify, defend and hold the tax matters partner harmless from and against any loss, liability, damage, cost or expenses (including reasonable attorneys’ fees) sustained or incurred as a result of any act or decision concerning Company tax matters and within the scope of such Member’s responsibilities as tax matters partner, provided that the tax matters partner shall act in good faith in accordance with this Agreement and shall not be guilty of willful misconduct or gross negligence.

EXHIBIT C
LIST OF REVIEW ITEMS
     Set forth below is a list of items that HSRE may, without obligation, request to review and Approve prior to the Company making any expenditures with respect to the development of any of the Properties, provided that nothing herein shall require Campus Crest to create or modify any document to comply with such request. (the requirement or timing of which items may be modified or waived by HSRE as provided in said Section 5.6):
     1. Agreements relating to the purchase of any improved or unimproved real property;
     2. Title reports (or the equivalent documents used in the applicable jurisdiction);
     3. Identity of third party architects, engineers and contractor(s);
     4. Plans and specifications;
     5. Development Budget which shall include all Hard and Soft Costs and a detailed construction schedule, along with proforma lease-up schedule and statement of projected operating cash flow for such Property;
     6. All architect/engineering agreements and construction contracts,;
     7. Copies of all necessary and appropriate permits, permit applications and licenses (including special use permits);
     8. Evidence of insurance;
     9. Identity of any lender and copies of construction financing documents;
     10. Soil tests;
     11. Environmental assessment reports;
     12. All necessary and appropriate utility agreements and easements;
     13. Form Lease and leasing guidelines;
     14. Contracts and other agreements relating to the use, construction, financing or operation of the subject Property;
     15. Payment applications (including line item accounting);
     16. Inspection reports for:
          (i) concrete forms and reinforcing steel

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          (ii) structural steel
          (iii) mechanical
          (iv) electrical
          (v) curtain walls
     17. Copies of the following shop drawings:
          (i) structural steel
          (ii) curtain wall
          (iii) electrical switch gear
          (iv) all HVAC shop drawings
     18. Copies of operating manuals;
     19. Copies of legal opinions; and
     20. Such other items as may be material to the construction and operation of the subject Property.

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EXHIBIT D
CAPITAL CONTRIBUTIONS

	Initial
	Capital	Participating
Member	Contribution	Percentage
Campus Crest	$49.90	49.9%
HSRE	$50.10	50.1%

Total	$100	100%

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EXHIBIT E
HSRE FUNDING CONDITIONS
     These conditions apply to development and/or acquisition project as appropriate.
1.	With respect to a Development Project, all conditions to funding as set forth in the Construction Loan commitment shall have been satisfied.

2.	Approval by HSRE of the documentation relating to the Construction Loan.

3.	Campus Crest has secured a construction contract with an Affiliate of Campus Crest or a reputable general contractor for the completion of the Development Project meeting the requirements in the Development Agreement for a minimum amount of eighty percent (80%) of the total construction costs or value of the Property, and such contract has been Approved by HSRE.

4.	All Entitlements and governmental approvals for the construction of the Development Project, including but not limited to, zoning shall have been delivered to and Approved by HSRE.

5.	HSRE and Campus Crest shall have approved and executed the Non-Competition and Right of First Opportunity Agreement.

6.	HSRE shall have Approved the legal and environmental due diligence with respect to the Property.

7.	HSRE shall have Approved the Acquisition Budget or Development Budget, as the case may be, including, without limitation the amount of equity capital to be invested by the Members.

8.	HSRE shall have been furnished with, and shall have Approved, all of the items identified on Exhibit C; provided, however, that the delivery of items 16 through 18 shall not be required to be delivered as a Funding Condition.

9.	HSRE shall have Approved the Pre-Development Costs or Pre-Acquisition Costs, as the case may be, with respect to such Property.

10.	All blanks in the form of Property Management Agreement, Construction Agreement and Development Agreement have been filled in a manner Approved by HSRE and Campus Crest.

11.	HSRE and Campus Crest shall have approved and executed the Indemnity Agreement.

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EXHIBIT F
FORM OF DEVELOPMENT AGREEMENT
(Attached)

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EXHIBIT G
FORM OF PROPERTY MANAGEMENT AGREEMENT
(Attached)

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EXHIBIT H
NON-COMPETITION AND RIGHT OF FIRST
OPPORTUNITY AGREEMENT
(Attached)

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EXHIBIT I
FORM OF MONTHLY FINANCIAL STATEMENTS
(Attached)
***The Members acknowledge and agree that upon the written request of HSRE, Campus Crest shall provide additional information including, but not limited to, the following: (i) additional comments for month ending and year-to-date; and (ii) a more detailed breakout of Other Income to include Admin Fees, Application Fees, late charges, NSF check fees, parking income, resident chargebacks and other.

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EXHIBIT J
FORM OF CONSTRUCTION STATUS REPORTS
(Attached)

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EXHIBIT K
FORM OF ACQUISITION BUDGET AND DEVELOPMENT BUDGET
(Attached)

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EXHIBIT L
FORM OF COMPLETION AND COST OVERRUN GUARANTY
(Attached)

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EXHIBIT M
FORM OF ADDITIONAL PROJECT SCHEDULE
     The undersigned member of HSRE-Campus Crest I, LLC, a Delaware limited liability company, by their execution of this Additional Project Schedule, acknowledge the matter set forth below for the purposes of confirming each member’s Capital Account balance and agree that such terms are hereby incorporated by reference into that certain Operating Agreement of HSRE-Campus Crest I, LLC, as if fully set forth therein.

Project:

Acquiring Entity:

Capital Contributions:

	Contribution for		Total Capital
Member	____________ Project		Account Balance
HSRE:	$	__________________	$	__________________
Campus Crest:	$	__________________	$	__________________
[Signature Page to Follow]

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     IN WITNESS WHEREOF, the parties hereto have executed this Additional Project Schedule as of this ____ day of _____, 20__.

Campus Crest:		HSRE:

CAMPUS CREST VENTURES, III, LLC, a Delaware limited liability company		HSRE-CAMPUS CREST IA, LLC, a Delaware limited liability company

By:	Campus Crest Properties, LLC, a North Carolina limited liability company, its Manager	By:	HSREP II Holding, LLC, a Delaware limited liability company, its sole member

			By:	HSRE REIT II, a Maryland investment trust, a member
By:
	Name:			By:
	Its:			Name:	Stephen Gordon
				Its:	Trustee
Signature Page to Additional Project Schedule

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EXHIBIT N
FORM OF SERVICES AGREEMENT
(To Be Attached)

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EXHIBIT O
FORM OF CONSTRUCTION AGREEMENT
(To Be Attached)

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SCHEDULE I
SCHEDULE OF POOL ONE PROJECTS
1. San Angelo Property. Angelo State University. San Angelo, Texas.
2. Moscow Property. University of Idaho. Moscow, Idaho.
3. Huntsville Property . Sam Houston State University. Huntsville, Texas.
4. Conway Property. Central Arkansas University. Conway, Arkansas.
5. Lawrence Property. University of Kansas. Lawrence, Kansas.
6. Georgia Southern Property. Georgia Southern University. Statesboro, Georgia.

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